Exhibit 4.7(a)

VARIETAL DISTRIBUTION MERGER SUB, INC.

VWR FUNDING, INC. (formerly known as CDRV INVESTORS, INC.)

as Issuer

US$353,335,000.00

10.75% SENIOR SUBORDINATED NOTES DUE 2017

€125,000,000.00

10.75% SENIOR SUBORDINATED NOTES DUE 2017

INDENTURE

DATED AS OF JUNE 29, 2007

LAW DEBENTURE TRUST COMPANY OF NEW YORK

Trustee

DEUTSCHE BANK TRUST COMPANY AMERICAS

Registrar and Paying-Agent

DEUTSCHE BANK AG, LONDON BRANCH

Common Depositary and Paying-Agent

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.3; 7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	12.3
	(c)	12.3
313	(a)	7.6
	(b)(1)	7.6
	(b)(2)	7.6; 7.7
	(c)	7.6; 12.2
	(d)	7.6
314	(a)	4.3; 12.5
	(b)	N.A.
	(c)(1)	12.4
	(c)(2)	12.4
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.5
	(f)	N.A.
315	(a)	7.1
	(b)	7.5; 12.2
	(c)	7.1
	(d)	7.1
	(e)	6.11
316	(a) (last sentence)	2.9
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	2.13
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	12.1
	(b)	N.A.
	(c)	12.1

*  This Cross-Reference Table is not part of the Indenture.

i

ARTICLE XII

MISCELLANEOUS

SECTION 12.1	Trust Indenture Act Controls	142
SECTION 12.2	Notices	142
SECTION 12.3	Communication by Holders of Notes with Other Holders of Notes	144
SECTION 12.4	Certificate and Opinion as to Conditions Precedent	144
SECTION 12.5	Statements Required in Certificate or Opinion	144
SECTION 12.6	Rules by Trustee and Agents	145
SECTION 12.7	No Personal Liability of Directors, Officers, Employees and Stockholders	145
SECTION 12.8	Governing Law	145
SECTION 12.9	No Adverse Interpretation of Other Agreements	145
SECTION 12.10	Successors	145
SECTION 12.11	Severability	145
SECTION 12.12	Counterpart Originals	146
SECTION 12.13	Table of Contents, Headings, Etc	146
SECTION 12.14	Acts of Holders	146
SECTION 12.15	Currency of Account; Conversion of Currency; Foreign Exchange Restrictions	147

EXHIBITS

Exhibit A-1	FORM OF US$ DENOMINATED NOTE
Exhibit A-2	FORM OF EUR DENOMINATED NOTE
Exhibit B	FORM OF NOTATIONAL GUARANTEE
Exhibit C	FORM OF CERTIFICATE OF TRANSFER
Exhibit D	FORM OF CERTIFICATE OF EXCHANGE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY FUTURE GUARANTORS

v

This Indenture, dated as of June 29, 2007 is by and among Varietal Distribution Merger Sub, Inc., a Delaware corporation that shall be merged with and into CDRV Investors, Inc., a Delaware corporation as the surviving corporation and being renamed VWR Funding, Inc. (the “Company”), Law Debenture Trust Company of New York, as trustee (the “Trustee”), Deutsche Bank Trust Company Americas as registrar and paying-agent and Deutsche Bank AG, London Branch, as paying-agent and depositary.

The Company, Varietal Distribution Merger Sub, Inc., each Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Company’s 10.75% Senior Subordinated Notes due 2017 issued on the date hereof (the “Notes”) in two tranches:  EUR Denominated Notes and US$ Denominated Notes (each as defined below). On or after the date hereof, Varietal Distribution Merger Sub, Inc. shall be merged with and into CDRV Investors, Inc., with CDRV Investors, Inc. continuing as the surviving corporation, assuming all of the obligations of Varietal Distribution Merger Sub, Inc. under this Indenture, and changing its name into VWR Funding, Inc.:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1         Definitions.

“Acquired Debt” means, with respect to any specified Person:

(a)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(b)           Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means that certain agreement and plan of merger, dated as of May 2, 2007, between Varietal Distribution Merger Sub, Inc., Parent, and CDRV Investors, Inc., as amended by the First Amendment to Agreement and Plan of Merger dated May 7, 2007 and the Second Amendment to Agreement and Plan of Merger dated May 30, 2007and as further amended, modified and/or supplemented from time to time in accordance with the terms thereof, pursuant to which Varietal Distribution merger Sub, Inc. has agreed to merge with and into the Company, with the Company surviving such merger and changing its name to VWR Funding, Inc.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or co-registrar or co-paying agent.

“Applicable Currency Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, in the case of the US$ Denominated Notes, or euros, in the case of the EUR Denominated Notes, at any time for the determination thereof, the amount of U.S. dollars or euros, as applicable, obtained by converting such foreign currency involved in such computation into U.S. dollars or euros, as applicable, at the spot rate for the purchase of U.S. dollars or euros, as applicable, with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date not more than two Business Days prior to such determination.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(c)           1.0% of the Current Accretion Amount of such Note; and

(d)           the excess, if any, of (x) the present value at such redemption date of (i) the redemption price at June 30, 2012 (such redemption price being set forth in Section 3.7) plus (ii) all required interest payments due on the Notes through June 30, 2012 (excluding accrued but unpaid interest to the date of redemption) computed using a discount rate equal to the Benchmark Rate as of such redemption date plus 50 basis points; over (y) the then outstanding Current Accretion Amount of the Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the US$ Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(a)           a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.1 or any disposition that constitutes a Change of Control;

(c)           the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 4.7 or the granting of a Lien permitted by Section 4.12;

(d)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(e)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary or a Guarantor;

(f)            the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(g)           any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)           foreclosures on assets or transfers by reason of eminent domain;

(i)            disposition of an account receivable in connection with the collection or compromise thereof;

(j)            sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k)           the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted pursuant to Section 4.9;

(l)            any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under this Indenture;

(m)          transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(n)           the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or a Restricted Subsidiary are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(o)           voluntary terminations of Hedging Obligations;

(p)           Dispositions permitted under this Indenture (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

(q)           any Permitted Asset Swap; and

(r)            Sale and Lease-Back Transactions involving (i) real property owned on the Issue Date, (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Appropriate Trust Funds” means, in connection with a defeasance or discharge of the Notes: (a) with respect to the US$ Denominated Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities and (b) with respect to the EUR Denominated Notes, cash in EUR, non-callable Euro Obligations, or a combination of cash in EUR and non-callable Euro Obligations.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Benchmark Rate” means (x) the Treasury Rate with respect to US$ Denominated Notes and (y) the Bund Rate with respect to EUR Denominated Notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation;

(b)           with respect to a partnership, the board of directors of the general partner of the partnership; and

(c)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the Disinterested Directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Broker-Dealer” has the meaning set forth in the Registration Rights Agreement.

“Bund Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as compiled and published in the most recent financial statistics) that has become publicly available at least two Business Days prior to the redemption date (or, if such financial statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 30, 2012; provided, however, that if the period from such redemption date to June 30, 2012 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year will be used.

“Business Day” means any day other than a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Stock” means:

(1)           in the case of a corporation, capital stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets, of the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto)

in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a Sale and Lease-Back Transaction).

“Cash Equivalents” means:

(a)           U.S. dollars;

(b)           (i)            Sterling, Singapore Dollars, Swedish Kroner, Canadian Dollars, euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or

(ii)           in the case of the Company or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the Credit Agreement or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e)           repurchase obligations for underlying securities of the types described in clauses (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)            commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g)           marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h)           investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i)            readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(k)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A- (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(l)            shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (k) above; and

(m)          in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (l) or other high quality short term in-vestments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Company and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Company and such Foreign Subsidiaries for cash management purposes.

“Certificated EUR Denominated Note” means a certificated EUR Denominated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6(c) hereof, substantially in the form of Exhibit A-2 hereto, except that such EUR Denominated Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of 10.75% Senior Subordinated Notes” attached thereto.

“Certificated Notes” means Notes that are in the form of Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto, in each case, other than Global Notes.

“Certificated US$ Denominated Note” means a certificated US$ Denominated Note registered in the name of the Holder thereof and issued in accordance with Section 2.6(c) hereof, substantially in the form of Exhibit A-1 hereto, except that such US$ Denominated Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of 10.75% Senior Subordinated Notes” attached thereto.

“Change of Control” means the occurrence of any of the following:

(a)           the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(b)           any transaction or event, the result of which is that (i) prior to a Qualified Public Offering, Permitted Holders own, beneficially and of record, directly or indirectly, capital stock representing 50% or less of the total voting power of the Voting Stock of Parent or (ii) on or after Qualified Public Offering, (x) a Person or a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, owns 35% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities, including, without limitation, Parent and (y) the Permitted Holders do not own beneficially and of record, directly or indirectly, Capital Stock representing, a greater percentage of the voting power of Parent than the Person or group referred to in clause (x) above ; or

(c)           the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of Continuing Directors.

“Change of Control Offer” means an offer to purchase required to be made by the Company pursuant to Section 4.14 to all Holders.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Issue Date and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Depositary” means a depositary common to Euroclear and Clearstream, being initially the Person specified in Section 2.3 as Common Depositary, until a successor Common Depositary, if any, shall have become such pursuant to Section 2.3, and thereafter Common Depositary shall mean or include each Person who is then a Common Depositary hereunder.

“Common Stock” of any Person means Capital Stock in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Company” means initially, Varietal Distribution Merger Sub, Inc. and, upon consummation of the merger contemplated by the Acquisition Agreement, CDRV Investors, Inc. (to be renamed VWR Funding, Inc.), and any successor thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness under clauses (a)(i), (a)(ii), (a)(iii) (but, in the case of clause (iii), only to the extent of any unreimbursed drawings thereunder) and (a)(iv) of the definition thereof of the Company and its Restricted Subsidiaries, plus (b) the greater of the aggregate liquidation value and maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Company and the Guarantors and all Preferred Stock of its Restricted Subsidiaries that are not Guarantors, in each case, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)           consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)           interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, integration costs, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(b)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(e)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Company or a Restricted Subsidiary in respect of such period,

(f)            solely for the purpose of determining the amount available for Restricted Payments under Section 4.7(d)(3) the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval

(which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)           effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)           any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i)            any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off,  write-up or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising  (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j)            any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(k)           any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(l)            accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.7 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of Section 4.7.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof, or (iv) as an account party with respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Issue Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Conversion Rate” equals €1.33333333333 per US$ 1.00.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.2 hereof or such other address as to which the Trustee shall specify for receipt of notices under this Indenture.

“Credit Agreement” means that certain credit agreement, to be dated as of the Issue Date, among the Company, Bank of America, N.A, as Administrative Agent, Goldman Sachs Credit Partners L.P., Banc of America Securities, LLC and J.P. Morgan Securities Inc. as Joint Lead Arrangers, the lenders party thereto and certain other parties specified therein, providing for $1,415.0 million of dollar and euro term loans and $250.0 million of revolving credit borrowings (including the issuance of letters of credit), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements or indentures (in each case with the same or new agents, lenders or institutional investors), including any agreement adding or changing the borrower or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 4.9).

“Credit Facilities” means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or Debt Issuances, in each case, with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables or inventory) or letters of credit or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced, supplemented or refinanced, including refinancing with Debt Issuances, in whole or in part and without limitation as to amounts, terms, conditions, covenants and other provisions, from time to time. Indebtedness under Credit Facilities outstanding on the date on which the Notes are first issued and authenticated under this Indenture (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the second paragraph of Section 4.9.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Interest Rate” means a rate equal to 2% per annum.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Persons specified in Section 2.3 hereof as the Depositaries, as applicable, with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6 hereof, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock of the Company) that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 4.7.

“Designated Senior Indebtedness” means:

(a)           any Indebtedness outstanding under the Credit Agreement and Hedging Obligations;

(b)           any Indebtedness outstanding under the Senior Indenture; and

(c)           any other Senior Indebtedness permitted under this Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $25.0 million and is specifically designated by the issuer thereof in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disposition Date” means the first day on which the GSMP Group no longer constitutes Holders of a majority in aggregate principal amount of the outstanding Notes.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidairy.

“DTC” means The Depository Trust Company and any successor.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a)           increased (without duplication) by:

(i)            provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among the Company, its Restricted Subsidiaries and any direct or indirect parent company of the Company (so long as such tax sharing payments are attributable to the operations of the Company and its Restricted Subsidiaries); plus

(ii)           Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)          Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)          any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under this Indenture (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Existing Notes, the Senior Notes, the Subordinated Notes and the Credit Facilities and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)           the amount of any business optimization expense and restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a standalone entity or public company incurred in connection with any of the foregoing; provided that the aggregate amount of expenses added pursuant to this clause (v) shall not exceed an amount equal to 10% of EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (v) or clause (xii) below); plus

(vi)          any other non-cash charges, expenses or losses including any write offs or write-downs and any non-cash expense relating to the vesting of warrants,

reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vii)         the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii)        the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsor pursuant to the Management Agreement (as in effect on the Issue Date) deducted (and not added back) in computing Consolidated Net Income; plus

(ix)           the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(x)            costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 4.7(d)(3); plus

(xi)           for the year ended December 31, 2006, $11,500,000 relating to prior cost-reduction actions, acquisitions and signed agreements, recorded on a quarterly basis; plus

(xii)          the amount of net cost savings and acquisition synergies projected by the Company in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with the Transactions or any acquisition or disposition by the Company or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable as evidenced in an Officers Certificate, (B) such actions are taken within 18 months after the Issue Date or the date of such acquisition or disposition and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed an amount equal to the greater of (x) $35 million and (y) 10% of EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to clause (v) above or this clause (xii)); plus

(xiii)         any net after-tax non-recurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xiv)        to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xv)         expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Company or a Restricted Subsidiary and actually paid or refunded, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xvi)        any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) due to purchase accounting associated with the Transactions;

(b)           decreased by (without duplication) (i) non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (ii) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income; and

(c)           increased or decreased by (without duplication):

(i)            any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133

and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii)           any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of the Company or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

“EUR Denominated Notes” means Notes denominated in EUR.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Euro Obligations” means non-callable government obligations of any member nation of the European Union whose official currency is the EUR, rated AAA or better by S&P and Aaa or better by Moody’s.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Notes” means the series of Notes of either tranche to be issued under this Indenture in exchange for the Transfer Restricted Notes of the same tranche pursuant to the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(a)           contributions to its common equity capital; and

(b)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 4.7.

“Existing Notes” means VWR International, Inc.’s 6⅞% Senior Notes due 2012, VWR International, Inc.’s 8% Senior Subordinated Notes due 2014, CDRV Investment Holdings Corporation’s 9⅝% Senior Discount Notes due 2015 and the Company’s Senior Floating Rate Notes due 2011.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period in the amount not to exceed the greater of (x) $50 million and (y) 10% of EBITDA of the Company for the period of four consecutive fiscal quarters most recently ended prior to the Calculation Date (without giving effect to any adjustments pursuant to this paragraph) resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the eighteen month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in each case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of items (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to this Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all non-cash interest expense and amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period, (b) all dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its

Subsidiaries and (c) all dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“Foreign Subsidiary Reorganization” means the reorganization of the Company’s Foreign Subsidiaries (including the creation of a new holding company subsidiary to hold substantially all of the capital stock of the Company’s Foreign Subsidiaries).

“GAAP” means generally accepted accounting principles in the United States in effect on the date hereof, except for any reports required to be delivered pursuant to Section 4.3, which shall be prepared in accordance with GAAP in effect on the date thereof. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Global Note Legend” means the legend identified as such in Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto.

“Global Notes” means the Notes that are in the form of Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto, in each case, issued in global form and registered in the name of the Depositary or its nominee. Notwithstanding anything to the contrary contained herein, notices, delivery and payment with respect to the Global Notes will be through the facilities of the relevant Depositary.

“GSMP Group” means, collectively, (i) GSMP 2006 Onshore US, Ltd., GSMP 2006 Offshore US, Ltd. and GSMP 2006 Institutional US, Ltd., (ii) any other Affiliate of GS Mezzanine Partners 2006 Onshore Fund L.P. or The Goldman Sachs Group, Inc., and (iii) any Subsidiaries of the foregoing.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor. On the Issue Date, the Guarantors will be each Domestic Subsidiary of the Company that is a Restricted Subsidiary and a guarantor under the Credit Agreement or under the Senior Notes.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(a)           currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(b)           other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“Holder” means a Person in whose name a Note is registered in the security register.

“Indebtedness” means, with respect to any Person,

(a)           any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)            in respect of borrowed money,

(ii)           evidenced by bonds, notes, debentures or similar instruments;

(iii)          evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(iv)          Capitalized Lease Obligations;

(v)           representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed, or

(vi)          representing any interest rate Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c)           Disqualified Stock of such Person, and

(d)           to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A)  Contingent Obligations incurred in the ordinary course of business  (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchaser” means Goldman, Sachs & Co. as initial purchaser of the Notes under the Note Purchase Agreement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)           debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(c)           investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)           corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of Section 4.7.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.7, (i) ”Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company, and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means June 29, 2007.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal Corporate Trust Office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give a security interest in such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Non-Guarantor Debt Exceptions” has the meaning assigned to such term in Section 4.9.

“Management Agreement” means, collectively, (a) the Management Services Agreement dated as of the Issue Date, by and among certain management companies associated with the Sponsor and the Company and any direct or indirect parent company and (b) the MDP Unit Purchase Agreement, in each case, as in effect on the Issue Date or otherwise amended, modified or supplemented.

“MDP Unit Purchase Agreement” means the MDP Unit Purchase Agreement dated as of the Issue Date among Varietal Distribution Holdings, LLC, Madison Dearborn Capital Partners Y-A, L.P., Madison Dearborn Capital Partners Y-C, L.P. & Madison Dearborn Partners V Executive-A, L.P.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by the Company and its Restricted Subsidiaries in connection therewith), and the Company’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by the Company or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly Owned Restricted Subsidiary as a result thereof.

“Note Custodian” means (a) in the case of the US$ Denominated Notes, the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto and (b) in the case of the EUR Denominated Notes, the Common Depositary or any successor entity thereto.

“Note Purchase Agreement” means the note purchase agreement, dated June, 27, 2007, by and among the Company, GSMP 2006 Onshore US Ltd., GSMP 2006 Offshore US Ltd., GSMP 2006 Institutional US Ltd., GS Mezzanine Partners 2006 Institutional L.P., and Goldman, Sachs & Co.

“Notes” means the 10.75% Senior Subordinated Notes due 2017 of the Company issued on the date hereof consisting of two tranches: the EUR Denominated Notes and the US$ Denominated Notes, and including any Exchange Notes. The Notes shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum related to the issuance of the Notes on the Issue Date, dated June 29, 2007.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company, by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Parent” means Varietal Distribution Holdings, LLC and any successor.

“Participant” means, with respect to the DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, and, with respect to any other Depositary, a Person who has an account with such other Depositary.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Company or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” has the meaning assigned to such term in Section 4.9.

“Permitted Holders” means (i) the Sponsor, (ii) any Person making an Investment in Parent concurrently with Sponsor on or following the Issue Date, (iii) any Person who is an Officer or otherwise a member of management of the Company or any of its Subsidiaries on the Issue Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Issue Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iv) any Related Party of any of the foregoing Persons and (v) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), (iii), or (iv) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such “group” and provided further, that, in no event shall the

Sponsor own a lesser percentage of the Voting Stock than any other person or group referred to in clauses (ii), (iii) or (iv).

“Permitted Investments” means

(1)           any Investment by the Company in any Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor, or by a Restricted Subsidiary in the Company or another Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary or a Guarantor;

(2)           any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)           any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment:

(A)  (x) such Person becomes a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor or (y) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor,

(B)   no Event of Default shall have occurred or be continuing or will result therefrom, and

(C) after giving pro forma effect to such Investment, either (x) the Company can incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9 or (y) the Total Net Leverage Ratio immediately after giving effect to such Investment is less than the Total Net Leverage Ratio immediately prior to such Investment, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger consolidation, or transfer;

(4)           any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)           any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture;

(6)           loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7)           any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)           Hedging Obligations permitted under clause (10) of the definition of “Permitted Debt”;

(9)           loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)         any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding not to exceed $100.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)         Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph of Section 4.7;

(12)         guarantees (including Guarantees) of Indebtedness permitted under Section 4.9 and performance guarantees consistent with past practice, and the creation of liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with Section 4.12;

(13)         Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)         Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company, are necessary or advisable to effect a Receivables Facility;

(15)         Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16)         any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of Section 4.11, except transactions permitted by clauses (2), (6), (8), (10), (12) or (13);

(17)         Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18)         Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19)         additional Investments in joint ventures in an aggregate amount not to exceed $20.0 million at any time outstanding;

(20)         loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under Section 4.11;

(21)         Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22)         Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Company or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Company or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23)         deposits made by the Company and Foreign Subsidiaries in Cash Pooling Arrangements;

(24)         Investments made in connection with the Foreign Subsidiary Reorganization;

(25)         Investments in (i) new offshore finance companies, including, without limitation, non-Wholly-Owned Subsidiaries and (ii) new Foreign Subsidiaries that would engage in transactions with other Foreign Subsidiaries to maximize tax efficiency and dividend capacity; and

(26)         extensions of trade credit in the ordinary course of business.

“Permitted Junior Securities” means:

(1)           Equity Interests in the Company or any direct or indirect parent of the Company; or

(2)           unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than the Notes and the related Guarantees are subordinated to Senior Indebtedness under this Indenture and which do not mature or become subject to a mandatory redemption obligation prior to the final maturity or the Notes;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities or under the Senior Notes is treated as part of the same class as the Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of the Company or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means the following types of Liens:

(1)           deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)           Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)           Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4)           Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition;

provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)           Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(6)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(7)           Liens in favor of the Company or any Restricted Subsidiary;

(8)           Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes, taken as a whole, and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9)           Liens on accounts receivable and related assets incurred in connection with a Receivable Facility incurred pursuant to clause (18) of the definition of “Permitted Debt”;

(10)         Liens for taxes, assessments or other governmental charges or levies not overdue by more than forty-five (45) days or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11)         judgment liens in respect of judgments that do not constitute an Event of Default;

(12)         pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days, (ii) (A) that are being contested in good faith by appropriate proceedings and (B) the Company or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14)         minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15)         leases, licenses, subleases or sublicenses (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16)         the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17)         banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(19)         (A) other Liens securing Indebtedness for borrowed money or other obligations with a principal amount not exceeding $35.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20)         Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(21)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22)         Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(23)         Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(24)         Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 4.9;

(25)         Liens to secure Indebtedness incurred pursuant to clauses (20) and (26) of the definition of “Permitted Debt”;

(26)         Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27)         security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28)         landlords’ and lessors’ Liens in respect of rent not in default for more than 60 days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29)         Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than 60 days, (iii) (A) that are being contested in good faith by appropriate proceedings and (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30)         Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31)         Liens on the Capital Stock of Unrestricted Subsidiaries.

(32)         Liens on inventory or equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33)         pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the definition of “Permitted Debt”;

(34)         Liens on cash deposits of the Company and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Company and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Company and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35)         any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36)         Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto; and

(37)         Liens consisting of customary contractual restrictions on cash and Cash Equivalents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables, and (b) may be subordinated to the payments described in clause (a).

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of the Company or any direct or indirect parent of the Company pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2) under the Exchange Act, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest or Additional Interest, if any, payable on any applicable Interest Payment Date means December 15, March 15, June 15 or September 15 (whether or not on a Business Day) next preceding such Interest Payment Date.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 4.9.

“Refunding Capital Stock” has the meaning set forth in clause (2) of the second paragraph of Section 4.7.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among Varietal Distribution Merger Sub, Inc., CDRV Investors, Inc., the Guarantors and Goldman, Sachs & Co. and the GSMP Group.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Regulation S Temporary Global Note Legend” means the legend identified as such in Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon a receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC, (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC, any officer, director or person performing an equivalent function of the foregoing Persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Company or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company or any Guarantor.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Office of the Trustee having direct responsibility for the administration of this Indenture.

“Restricted Cash” shall mean cash and Cash Equivalents held by the Company and its Restricted Subsidiaries that are contractually restricted from being distributed to the Company, except for such restrictions that are contained in agreements governing Indebtedness permitted under Section 4.9 and that is secured by such cash or Cash Equivalents, or that are classified as “restricted cash” on the consolidated balance sheet of the Company prepared in accordance with GAAP.

“Restricted Certificated EUR Denominated Notes” means Restricted Certificated Notes that are EUR Denominated Notes.

“Restricted Certificated Notes” means Certificated Notes that are Transfer Restricted Notes.

“Restricted Certificated US$ Denominated Notes” means Restricted Certificated Notes that are US$ Denominated Notes.

“Restricted Global EUR Denominated Notes” means Restricted Global Notes that are EUR Denominated Notes.

“Restricted Global Notes” means Global Notes that are Transfer Restricted Notes.

“Restricted Global US$ Denominated Notes” means Restricted Global Notes that are US$ Denominated Notes.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend identified as such in Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto.

“Restricted Payment” has the meaning set forth in Section 4.7.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S. The Restricted Period shall be terminated upon the receipt by the Trustee of an Officer’s Certificate from the Company confirming the expiration of the Restricted Period.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning set forth in clause (2) of the second paragraph of Section 4.7.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness secured by a Lien permitted to be incurred by this Indenture.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Indebtedness” means:

(1)  all Indebtedness of the Company or any Guarantor outstanding under the Credit Agreement or the Senior Notes and related guarantees, whether outstanding on the Issue Date or thereafter incurred;

(2)  all Hedging Obligations (and guarantees thereof) owing to a lender or any affiliate of a lender under the Credit Agreement (or a Person who was such a lender or an affiliate at the time such Hedging Obligations were entered into);

(3)  any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Indenture; and

(4)  all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relation to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clauses (1) through (3) above, unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to or pari passu in right of payment with the Notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Company or any Subsidiary;

(b) any liability for Federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities); or

(d) that portion of any Indebtedness that at the time of Incurrence is Incurred in violation of this Indenture.

“Senior Indenture” means the indenture dated as of the Issue Date between and among the Company, the Guarantors, Deutsche Bank Trust Company Americas as registrar and transfer agent and Law Debenture Trust Company of New York, as trustee, pursuant to which the Senior Notes were issued, as amended or supplemented from time to time.

“Senior Notes” means the $675.0 million aggregate principal amount of Senior PIK Toggle Notes due 2015 of the Company.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsor” means Madison Dearborn Partners, LLC and its Affiliates (other than any portfolio company thereof).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(a)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)           any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Suspension Condition” has the meaning assigned to such term in Section 4.22.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.

“Total Assets” means total assets of the Company and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Total Net Leverage Ratio” shall mean the ratio of (i) (A) Consolidated Indebtedness of the Company and its Restricted Subsidiaries on such date minus (B) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Company and its Restricted Subsidiaries (other than Foreign Subsidiaries) and held by the Company and its Restricted Subsidiaries (other than Foreign Subsidiaries) as of such date of determination, as determined in accordance with GAAP, minus (C) cash of Foreign Subsidiaries of the Company in an amount equal to the greater of (x) the aggregate amount of Consolidated Indebtedness of Foreign Subsidiaries and (y) 60% of the cash and Cash Equivalents reflected on the consolidated balance sheet of the Company delivered to the Trustee as of the last day of the relevant determination period to (ii) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available. The Total Net Leverage Ratio shall be calculated on a pro forma basis as described in the second, third and fourth paragraphs of the definition of the Fixed Charge Coverage Ratio.

“Total Net Tangible Assets” means total assets of the Company and its Restricted Subsidiaries, Less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Company and its Restricted Subsidiaries as may be expressly stated.

“Transactions” means (i) the transactions contemplated by the Acquisition Agreement, (ii) the entry into the Credit Agreement and incurrence of Indebtedness thereunder on the Issue Date by the Company and the guarantors thereunder, (iii) the issuance of the Senior Notes and the provision of guarantees by the guarantors, (iv) the issuance of the Notes and the provision of Guarantees by the Guarantors thereof, (v) the refinancing of certain existing indebtedness of CDRV Investors Inc., as contemplated in the Offering Memorandum, (vi) the payment of fees and expenses related to each of the foregoing and (vii) all other transactions relating to any of the foregoing in each case, as contemplated as of the Issue Date pursuant to the terms of the Acquisition Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or other equity interests.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 30, 2012; provided, however, that if the period from such redemption date to June 30, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” has the meaning set forth in the preamble to this Indenture.

“Unrestricted Certificated EUR Denominated Notes” means Unrestricted Certificated Notes that are EUR Denominated Notes.

“Unrestricted Certificated Notes” means Certificated Notes that are Unrestricted Notes.

“Unrestricted Certificated US$ Denominated Notes” means Unrestricted Certificated Notes that are US$ Denominated Notes.

“Unrestricted Global EUR Denominated Notes” means Unrestricted Global Notes that EUR Denominated Notes.

“Unrestricted Global Notes” means Global Notes that are Unrestricted Notes.

“Unrestricted Global US$ Denominated Notes” means Unrestricted Global Notes that US$ Denominated Notes.

“Unrestricted Notes” means Notes other than Transfer Restricted Notes.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or

Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary of the Company (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with Section 4.7 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries have not at the time of designation, and do not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by the Company pursuant to Section 4.9. Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.

Except as described in Section 4.9, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are

(a)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“US$ Denominated Global Notes” means Global Notes denominated in US$.

“US$ Denominated Notes” means Notes denominated in US$.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person. For purposes of determining whether a Foreign Subsidiary constitutes a Wholly Owned Subsidiary, minority interests in Foreign Subsidiaries (that are Restricted Subsidiaries) not owned by the Company or any of its Wholly Owned Restricted Subsidiaries shall be disregarded so long as the aggregate fair market value of all such minority interests in all Foreign Subsidiaries (that are Restricted Subsidiaries) does not exceed (x) 2% of Consolidated Total Assets, if the Total Net Leverage Ratio is less than 6.75 to 1.00 and (y) otherwise, 1% of Consolidated Total Assets (with fair market value of such minority interests in such Foreign Subsidiaries being measured at the time such Foreign Subsidiaries were acquired or such minority interests were issued and without giving effect to subsequent changes in value).

SECTION 1.2         Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.2
“Act”	12.14(a)
“Affiliate Transaction”	4.11
“AHYDO redemption date”	3.8
“Asset Sale Offer”	4.10
“Base Currency”	12.15
“Blockage Notice”	10.3
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.3
“Current Accretion Amount”	3.7(a)
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Judgment Currency”	12.15
“Legal Defeasance”	8.2
“Make-Whole Premium”	3.7(c)
“Mandatory Principal Redemption”	3.8
“Mandatory Principal Redemption Amount”	3.8
“Non-Payment Default”	10.3
“Offer Amount”	3.9 (b)
“Offer Period”	3.9(b)
“Pari Passu Indebtedness”	3.9(b)
“Payment Blockage Period”	10.3
“Payment Default”	10.3
“Purchase Date”	3.9(b)
“QIBs”	2.1(b)
“QIB Global Note”	2.1(b)
“Refinancing Indebtedness”	4.9
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Permanent Global Note”	2.1(b)
“Regulation S Temporary Global Note”	2.1(b)
“Rule 144A”	2.1(b)
“Successor Company”	5.1
“Successor Guarantor”	11.5(a)
“Suspension Condition”	4.22
“Suspended Covenants”	4.22
“tranche”	2.1
“US$Depositary”	2.3

SECTION 1.3         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and any Guarantee;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes or any Guarantor.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4         Rules of Construction.

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it herein;

(2)           an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           “will” shall be interpreted to express a command;

(6)           unless otherwise specified, any reference to Section or Article refers to such Section or Article of this Indenture;

(7)           unless expressly stated otherwise, all references herein to “principal amount” shall mean, (i) when used with respect to any particular Note, at any time, the then outstanding principal amount of such Note, including interest that has been capitalized pursuant to Paragraph 1 of the reverse of the Note and added thereto at or prior to such time, and (ii) when used with respect to any other Indebtedness, the then outstanding principal amount or accreted value of such Indebtedness;

(8)           unless expressly stated otherwise, all references herein to “$”, “Dollars”, “dollars”, “US$”, “U.S. $”, “USD”, “United States Dollars”, “United States dollars”, “U.S. Dollars” or “U.S. dollars” shall mean the lawful currency of the United States of America; “€”, “Euro”, “euro”, “EUR”, or “Eur” shall mean the lawful currency of the Member States in the Economic and Monetary Union contemplated by the Treaty of Rome, as amended, establishing the European Economic Community.

(9)           provisions apply to successive events and transactions; and

(10)         references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

SECTION 1.5         Certain Calculations.

For purposes of determining the percentage of principal amount of Notes required to take any action under this Indenture, the principal amount of EUR Denominated Notes shall be deemed to be converted into US$ using the Conversion Rate. For purposes of Section 3.7(c), the specified percentage of Notes to remain outstanding after a redemption of Notes under such Section 3.7(c), shall be applied separately to US$ Denominated Notes and EUR Denominated Notes. Except as set forth in the preceding sentence, if less than the entire amount of the Notes is to be redeemed, the Trustee shall select the Notes for redemption assuming that the principal amount of EUR Denominated Notes represents the U.S. Dollar Equivalent thereof (it being understood the Company shall make any adjustments that may be necessary to reflect the fact that the EUR Denominated Notes are issued in minimum denominations of €50,000 and the US$ Denominated Notes are issued in minimum denominations of US$2,000).

ARTICLE II

THE NOTES

SECTION 2.1         Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage; provided, that the text of any such notations, legends or endorsements shall be delivered to the Trustee in writing by the Company. Each Note shall be dated the date of its authentication. The US$ Denominated Notes initially shall be issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereof and the EUR Denominated Notes in minimum denominations of €50,000 and integral multiples of €1,000 thereof.

The US$ Denominated Notes and the EUR Denominated Notes are each sometimes referred to herein as a “tranche” of Notes; provided, however, that all Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote or consent) as one tranche and no tranche of Notes will have the right to vote or consent as a separate tranche on any matter.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a)           The US$ Denominated Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A-1, which shall be deposited on behalf of the purchasers of the US$ Denominated Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The EUR Denominated Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A-2, which shall be deposited on behalf of the purchasers of the EUR Denominated Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or the nominee of the Common Depositary for the accounts of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the principal aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Registrar or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof. The aggregate amount outstanding of any Global Note shall be reflected on the books and records of the Trustee.

Except as set forth in Section 2.6 hereof, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(b)           The Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial offers, Notes that are Transfer Restricted Notes may be transferred to QIBs, in reliance on Rule 144A or outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions. Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto (the “QIB Global Note”) deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto (the “Regulation S Global Note”) deposited with the Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Regulation S Global Note shall be initially issued in a temporary form bearing a Regulation S Temporary Global Note Legend in a denomination equal to the outstanding principal amount of the Notes of the applicable tranche initially sold in reliance on Rule 903 (the “Regulation S Temporary Global Note”). Following the termination of the Restricted Period, beneficial interests in each Regulation S Temporary Global Note shall be exchanged for beneficial interests in a Regulation S Global Note in a permanent form issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note of the applicable tranche upon expiration of the Restricted Period (the “Regulation S Temporary Global Note”). The QIB Global Note that is a US$ Denominated Note, the QIB Global Note that is a EUR Denominated Note, the Regulation S Global Note that is a US$ Denominated Note and the Regulation S Global Note s that is a EUR Denominated Note shall each be issued with separate CUSIP numbers, ISIN numbers or Common Codes, as applicable. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(c)           Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary or Common Depositary, as the case may be.

The Company shall execute and the Trustee shall, in accordance with Section 2.1(b) and this Section 2.1(c), authenticate and deliver the Global Notes that (i) in the case of the US$ Denominated Notes, shall be registered in the name of the Depositary or the nominee of the Depositary and, in the case of the EUR Denominated Notes, shall be registered in the name of a nominee the Common Depositary and (ii) shall be delivered by the Trustee to the Depositary or Common Depositary, as the case may be, or pursuant to the Depositary’s or Common Depositary’s, as the case may be, instructions or held by the Trustee as Note Custodian for the Depositary.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary, Common Depositary, or by the Note Custodian as custodian for the Depositary or Common Depositary, as the case may be, or under such Global Note, and each of the Depositary and the Common Depositary will be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or other agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or Common Depositary, as the case may be, or impair, as between the Depositary or Common Depositary, as the case may be,  and its respective Participants, the operation of customary practices of such Depositary or Common Depositary, as the case may be, governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Beneficial Owner that is a member of (or a participant in) DTC, Clearstream or Euroclear, as applicable, or any other Person with respect to the accuracy of the records of DTC, Clearstream or Euroclear (or their respective nominees), as applicable or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC, Clearstream or Euroclear, as applicable, with respect to its members, participants and any beneficial owners in the Notes.

(d)           Notes issued in certificated form shall be substantially in the form of Exhibit A-1 (in the case of the US$ Denominated Notes) attached hereto or Exhibit A-2 (in the case of EUR Denominated Notes) attached hereto.

SECTION 2.2         Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by two Officers directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with and receipt of an Opinion of Counsel, authenticate Notes for original issue up to the aggregate principal amount stated in paragraph 4 of the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.8 hereof.

The Company may appoint an authenticating agent reasonably acceptable to the Trustee to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or the Company or an Affiliate of the Company.

SECTION 2.3         Registrar; Paying Agent.

The Company shall maintain (i) an office or agency within the City and State of New York where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder.

The Company shall promptly notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. If the Company fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7 hereof. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints Deutsche Bank Trust Company Americas to act as the Note Custodian, Registrar and Paying Agent with respect to the US$ Denominated Notes. The Company initially appoints (i) Deutsche Bank AG, London Branch, located at the address set forth in Section 12.2, to act as the Note Custodian and Paying Agent with respect to the EUR Denominated Notes, and (ii) Deutsche Bank AG, London Branch, to act as the Common Depositary for Euroclear Bank S.A./N.V. and Clearstream Banking Société Anonyme with respect to the Global Notes that are the EUR Denominated Notes.

The Company undertakes that it shall maintain a paying agent in a Member State of the European Union that is not obligated to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive. The Company shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. Such agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes that are US$ Denominated Notes (the “US$ Depositary)”. The Company initially appoints Euroclear and Clearstream to act as the Depositaries with respect to the Global Notes that are EUR Denominated Notes.

SECTION 2.4         Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent not a party to this Indenture to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent not a party to this Indenture to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent not a party to this Indenture to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of events specified in Section 6.1(8) hereof, (i) the Trustee shall serve as Paying Agent for the US$ Denominated Notes regardless of whether or not the Trustee was a Paying Agent for the US$ Denominated Notes prior to any such event and (ii) if the Company is a Paying Agent for the EUR Denominated Notes at such time, it shall cease to be a Paying Agent and appoint a different Paying Agent for the EUR Denominated Notes.

SECTION 2.5         Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6         Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.6, a Global Note may be transferred, in whole and not in part, only to another nominee of the applicable Depositary or to a successor thereto or a nominee of such successor. A beneficial interest in a Global Note shall be exchangeable for a Certificated Note of the same tranche if (A) in the case of a US$ Denominated Global Note, the US$ Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Company within 120 days, (B) in the case of a EUR Denominated Global Note, (x) Euroclear or Clearstream notifies the Company that it is unwilling or unable to continue as clearing agency or (y) the Common Depositary notifies the Company that it is unwilling or unable to continue as common depositary for such EUR Denominated Global Note, and, in either case, a successor Depositary is not appointed by the Company within 120 days or (C) in the case of any Global Note, there shall have occurred and be continuing an Event of Default with respect to such Global Note. Upon the occurrence of any of the preceding events in (A) or (B) above, Certificated Notes delivered in exchange for any Global Note of the same tranche or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the applicable Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note of the same tranche or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Certificated Notes issued subsequent to any of the preceding events in (A) or (B) above and pursuant to Section 2.6(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the US$ Denominated Global Notes shall be effected through the US$ Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. The transfer and exchange of beneficial interests in the EUR Denominated Global Notes shall be effected through the Common Depository, in accordance with the provisions of this Indenture and the applicable rules and procedures of Euroclear and Clearstream. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Beneficial interests in US$ Denominated Global Notes shall be transferred or exchanged only for beneficial interests in US$ Denominated Global Notes pursuant to this clause (b). Beneficial interests in EUR Denominated Global Notes shall be transferred or exchanged only for beneficial interests in EUR Denominated Global Notes pursuant to this clause (b). Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend;  provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in a Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a

U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global US$ Denominated Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global US$ Denominated Note. Beneficial interests in any Unrestricted Global EUR Denominated Note may be transferred to Persons who take delivery thereof in the form of beneficial interest in an Unrestricted Global EUR Denominated Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the applicable Depositary in accordance with the Applicable Procedures directing such Depositary to credit or cause to be credited a beneficial interest in another Global Note of the same tranche in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the applicable Depositary in accordance with the Applicable Procedures directing such Depositary to cause to be issued a Certificated Note of the same tranche in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the applicable Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Certificated Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon consummation of an Exchange Offer by the Company in accordance with Section 2.6(f) hereof, the requirements of this Section 2.6(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(g) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in (x) any Restricted Global US$ Denominated Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global US$ Denominated Note and (y) a Restricted Global EUR Denominated Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global EUR Denominated Note if the transfer complies with the requirements of Section 2.6(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in (x) any Restricted Global US$ Denominated Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global US$ Denominated Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global US$ Denominated Note or (y) Restricted Global EUR Denominated Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global EUR Denominated Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global EUR Denominated Note, in each case if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) hereof and:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note of the same tranche, a certificate from such Holder substantially in the form of Exhibit D hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same tranche, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfers contained in the Restrictive Notes Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon the written request of the Company, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Certificated Notes. Beneficial interests in US$ Denominated Global Notes shall be exchanged only for Certificated US$ Denominated Notes pursuant to this clause (c). Beneficial interests in EUR Denominated Global Notes shall be exchanged only for Certificated EUR Denominated Notes pursuant to this clause (c).

(i) Beneficial Interests in Restricted Global Notes to Restricted Certificated Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Certificated Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.6(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note, a certificate from such holder substantially in the form of Exhibit D hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (1) thereof];

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(g) hereof, and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Certificated Note in the applicable principal amount. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Restricted Notes Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Certificated Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in a Regulation S Temporary Global Note may not be exchanged for a Certificated Note or transferred to a Person who takes delivery thereof in the form of a Certificated Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Certificated Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Certificated Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.6(a) hereof and if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Certificated Note, a certificate from such holder substantially in the form of Exhibit D hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Certificated Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Note, then, upon the occurrence of any of the events in subsection (i) of Section 2.6(a) hereof and satisfaction of the conditions set forth in Section 2.6(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.6(g) hereof, and the Company shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Certificated Note in the applicable principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Restricted Notes Legend.

(d) Transfer and Exchange of Certificated Notes for Beneficial Interests. Restricted Certificated US$ Denominated Notes shall be exchanged only for beneficial interests in Restricted Global US$ Denominated Notes pursuant to this clause (d). Restricted Certificated

EUR Denominated Notes shall be exchanged only for beneficial interests in Restricted Global EUR Denominated Notes pursuant to this clause (d).

(i) Restricted Certificated Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit D hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Certificated Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(C) if such Restricted Certificated Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(D) if such Restricted Certificated Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (3)(a) thereof; or

(E) if such Restricted Certificated Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit C hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Certificated Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Certificated Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Certificated Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit D hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Certificated Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Certificated Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Certificated Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Certificated Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Certificated Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon the written request of the Company, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so transferred.

(e) Transfer and Exchange of Certificated Notes for Certificated Notes. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Certificated Notes. Certificated US$ Denominated Notes shall be exchanged only for Certificated US$ Denominated Notes pursuant to this clause (e). Beneficial interests in Certificated EUR Denominated Notes shall be exchanged only for Certificated EUR Denominated Notes pursuant to this clause (e). Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e):

(i) Restricted Certificated Notes to Restricted Certificated Notes. Any Restricted Certificated Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Certificated Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Certificated Notes to Unrestricted Certificated Notes. Any Restricted Certificated Note may be exchanged by the Holder thereof for an Unrestricted Certificated Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Certificated Note if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) a Broker-Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(1) if the Holder of such Restricted Certificated Notes proposes to exchange such Notes for an Unrestricted Certificated Note, a certificate from such Holder substantially in the form of Exhibit D hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Certificated Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Certificated Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Certificated Notes to Unrestricted Certificated Notes. A Holder of Unrestricted Certificated Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Certificated Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Certificated Notes pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon the written request of the Company, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes of the same tranche tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Exchange Offer and (ii) Unrestricted Certificated Notes in an aggregate principal amount equal to the principal amount of the Restricted Certificated Notes of the same tranche tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Broker-Dealers,

(y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in the Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of Certificated Notes so accepted Unrestricted Certificated Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of the Exchange Offer, and Exchange Notes issued in connection with the Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)  General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes upon the written request of the Company or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.7, 2.10, 3.6, 3.9, 4.10, 4.14 and 9.5 hereof).

(iii) Neither the Registrar nor the Company shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company,

evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest (including Additional Interest, if any) on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.2 hereof, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Certificated Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Certificated Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.2 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Notwithstanding anything herein to the contrary, no transfers or exchanges of the Notes of one tranche for the Notes of another tranche and no transfers or exchanges of beneficial interests in the Notes of one tranche for the beneficial interests in the Notes of another tranche shall be permitted. Whenever this Indenture refers to transfers or exchanges of Notes (or beneficial interests therein) permitted or required hereunder, it shall be deemed to refer to transfers or exchanges of Notes (or beneficial interests therein) of a particular tranche into or for the Notes (or beneficial interests therein) of the same tranche.

(i)  Legends. Each Global Note shall bear a Global Note Legend. Each Global Note and each Certificated Note shall bear a Restricted Notes Legend, except that Global Notes and Certificated Notes issued pursuant to subparagraphs (b)(iv), c(iv), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.6 shall not bear a Restricted Notes Legend. Each Regulation S Temporary Global Note shall bear Regulation S Temporary Global Note Legend.

SECTION 2.7         Replacement Notes.

If any mutilated Note of a particular tranche is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note of the same tranche if the Trustee’s requirements are met. In connection with the replacement of a Note, the Company and the Trustee will require an indemnity bond from the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8         Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Restricted Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9         Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register or identified by the Company in an Officers’ Certificate as being owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10       Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by two Officers of the Company in accordance with Section 2.2. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of a written order of the Company signed by two Officers authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11       Cancellation.

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7 hereof, the Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Company.

SECTION 2.12       Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1 hereof. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13       Record Date.

Unless otherwise set forth in this Indenture, the record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

SECTION 2.14       Computation of Interest.

Interest and Additional Interest, if any, on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15       CUSIP Numbers, ISIN Numbers and Common Codes.

The Company in issuing the Notes may use a “CUSIP” number an “ISIN” number and a Common Code, and if it does so, the Trustee shall use the CUSIP number, the ISIN number or the Common Code, as applicable, in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number, ISIN number or Common Code printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in the CUSIP number, the ISIN number or the Common Code.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1         Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, it shall furnish to the Trustee, at least 40 days or such shorter period as is acceptable to the Trustee before a redemption date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the Redemption Price. In no event may the Company elect to redeem Notes of one tranche without electing to redeem the same percentage of Notes of the other tranche.

If the Company is required to make an offer to purchase Notes pursuant to Section 4.10 or 4.14 hereof, it shall furnish to the Trustee, at least 30 days or such shorter period as is acceptable to the Trustee before the scheduled purchase date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the offer to purchase shall occur, (ii) the terms of the offer, (iii) the principal amount of Notes to be purchased, (iv) the purchase price and (v) the purchase date and further setting forth a statement to the effect that (a) the Company or one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $20.0 million or (b) a Change of Control has occurred, as applicable.

The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or offer.

SECTION 3.2         Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Registrar shall select the Notes to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Registrar shall deem fair and appropriate (and in a manner that complies with applicable legal requirements); provided that no US$ Denominated Notes of $2,000 or less and no EUR Denominated of €50,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address; provided that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Sections 8.2, 8.3 or 8.8 hereof. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption. The Registrar shall make the selection from the Notes outstanding and not previously called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to this Indenture and shall promptly notify the Company in writing of the Notes selected for redemption. US$ Denominated Notes and portions of US$ Denominated Notes selected shall be in amounts of $2,000 or multiples of $1,000; except that if all of the US$ Denominated Notes of a Holder are to be redeemed, the entire outstanding amount of US$ Denominated Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. EUR Denominated Notes and portions of EUR Denominated Notes selected shall be in amounts of €50,000 or multiples of €1,000; except that if all of the EUR Denominated Notes of a Holder are to be redeemed, the entire outstanding amount of EUR Denominated Notes held by such Holder, even if not a multiple of €1,000, shall be redeemed.

SECTION 3.3         Notice of Redemption.

Subject to the provisions of Section 3.9, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed by first class mail, a notice of redemption to the Trustee, the Registrar and each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1)           the redemption date;

(2)           the Redemption Price;

(3)           if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)           the name, telephone number and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6)           that, on the redemption date and, if applicable, upon the satisfaction of any conditions to such redemption set forth in such notice of redemption, the redemption price will become due and payable upon each such Note or portion thereof, and that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date as stated in such notice, or by the redemption date as so delayed.

The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another person

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall have delivered to the Trustee, at least 40 days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4         Effect of Notice of Redemption.

Except with respect to notices of redemption given in accordance with Section 3.7(d) hereof, once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest and Additional Interest, if any, to such date, subject to the satisfaction of any conditions precedent provided in such notice.

SECTION 3.5         Deposit of Redemption of Purchase Price.

On or before 10:00 a.m. (New York City time) on each redemption date or the date on which Notes must be accepted for purchase pursuant to Section 4.10 or 4.14, the Company shall deposit or with the Paying Agent (other than the Company or an Affiliate of the Company), in US$ with respect to US$ Denominated Notes and in Euro with respect to EUR Denominated Notes, money sufficient to pay the Redemption Price of and accrued and unpaid interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption or tendered in an Asset Sale Offer or Change of Control Offer are paid or if the Company has deposited with the Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in an Asset Sale Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest and Additional Interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in

Section 4.1 hereof. If any Note called for redemption or tendered in an Asset Sale Offer or Change of Control Offer shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest and Additional Interest, if any, shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal.

SECTION 3.6         Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered and cancelled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof with regards to US$ Denominated Notes and €50,000 or integral multiples of €1,000 in excess thereof with regards to EUR Denominated Notes.

SECTION 3.7         Optional Redemption.

(a)           The Notes may be redeemed in whole or in part, at any time prior to June 30, 2012, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to the 100% of the Current Accretion Amount of the Notes redeemed plus the Applicable Premium multiplied by the Current Accretion Amount (as defined below) as of, and accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

For the purposes hereof, “Current Accretion Amount” shall mean the sum of (x) the then outstanding principal principal amount of the Notes being redeemed (including all the interest previously added to the principal of the Notes), and (y) to the extent such redemption occurs prior to June 30, 2010, if a portion (up to 3% per annum) of the accrued and unpaid interest on the Notes as of the quarterly interest payment date immediately prior to the redemption date was capitalized on such interest payment date, that same portion of accrued and unpaid interest on the Notes to the redemption date that may be permitted to be capitalized on the next quarterly interest payment date.

(b)           The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after June 30, 2012, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at the following Redemption Prices (expressed as percentages of the Current Accretion Amount to be redeemed) set forth below, plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date, as determined by the

Company), if redeemed during the 12-month period beginning June 30 of the years indicated below:

Year	Redemption Price
2012	105.375%
2013	102.6875%
2014 and thereafter	100%

(c)           In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to June 30, 2012, the Company may on one or more occasions, with the net cash proceeds of one or more Equity Offerings, redeem up to 40% of the aggregate principal amount of the outstanding Notes at a Redemption Price of 110.75% of the Current Accretion Amount thereof, plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, thereon to the date of redemption; provided that at least 60% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent and its Affiliates) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

(d)           Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

(e)           Each redemption must relate to an aggregate principal amount of Notes of $5.0 million or €5.0 million as the case may be, or if lower the remaining principal amount of the Notes then outstanding.

SECTION 3.8         Mandatory Redemption.

Except as set forth under Sections 3.9, 4.10 and 4.14 hereof and except as set forth below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Notes’ issuance (the “AHYDO redemption date”), the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to the AHYDO redemption date pursuant to any other provision of this Indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any Notes that remain outstanding on the AHYDO redemption date.

SECTION 3.9         Offers to Repurchase by Application of Excess Proceeds..

(a) In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). On the purchase date, which will be no earlier than 30 days nor later than 60 days from the date the notice governing such Asset Sale Offer has been mailed (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in this Indenture with respect to the offers to purchase (“Pari Passu Indebtedness”) (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest and Additional Interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to each of the Holders, with a copy to the Trustee and Agents. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.9 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 with regards to the US$ Denominated Notes and in denominations of €50,000 and integral multiples of €1,000 in excess of €5,000 with regards to the EUR Denominated Notes;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the US$ Depositary or Common Depositary, as the case may be, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receive, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the applicable Custodian shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the applicable Note Custodian, so that only US$ Denominated Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000 or EUR Denominated Notes in denominations of €50,000, or integral multiples of €1,000 in excess of €50,000, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Company shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon the written request of the Company, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that (i) each such new US$ Denominated Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000 and (ii) each new EUR Denominated Note shall be in a principal amount of €50,000 or an integral multiple of €1,000 in excess of €50,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.9 or Section 4.10 hereof, any purchase pursuant to this Section 3.9 shall be made pursuant to the applicable provisions of Sections 3.1 through 3.6 hereof.

ARTICLE IV

COVENANTS

SECTION 4.1         Payment of Notes.

(a)           The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m. (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest and Additional Interest, if any, then due. The Company shall pay all Additional Interest, if any, in the same manner on the dates and amounts set forth in the Registration Rights Agreement; provided, however, the Company shall deliver an Officers’ Certificate to the Trustee stating that Additional Interest is due and stating the amount of such Additional Interest on $1,000 aggregate principal amount of Notes or €1,000 aggregate principal amount of Notes, as the case may be, to the Trustee no later than the Record Date of such payment. Unless and until the Trustee receives an Officers’ Certificate stating that Additional Interest is due and payable, the Trustee is entitle to assume no Additional Interest is due.

(b)           The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2         Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, the City of New York an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3 hereof.

SECTION 4.3         Reports.

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1)           substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           substantially the same current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is not an “accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders pursuant to Article VI if holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company becomes a Guarantor (there being no obligation of any such parent company to do so), and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.3 may, at the option of the Company, be filed by and be those of such parent company rather than the Company; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clause (1) above shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of a Shelf Registration Statement relating to the registration of the Notes under the Securities Act by the filing with the Commission of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act within the timeframes required by the Registration Rights Agreement.

The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information and, if requested by the Company, at its expense, the Trustee will deliver such reports to the Holders under this Section 4.3 (unless such Default or Event of Default has been cured prior to such time).

SECTION 4.4         Compliance Certificate.

The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year beginning with the fiscal year ended December 28, 2007, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time) and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5         Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, charges, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6         Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenant (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7         Limitation on Restricted Payments.

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)           declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (i) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (iii) in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c)           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d)           make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11), (13), (14), (15), (16), (17) and (18) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a)           50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2007 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)           100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of any direct or indirect parent company of the Company to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Subsidiaries of the Company after the Issue Date, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock and (iv) Disqualified Stock) or (y) debt securities or Disqualified Stock of the Company that have been converted into or exchanged for Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or

Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c)           100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock and (vi) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d)           to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)   the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture;

(2)   (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent of the Company (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with Section 4.9 so long as (A) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)   a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit plan, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year (x) on or prior to December 31, 2008, $15.0 million and (y) thereafter, $25.0 million with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum of $50.0 million in any calendar year; and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date plus (B) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with Section 4.9 to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6)   the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8)   the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings of common stock of the

Company (or any direct or indirect parent company of the Company) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)                   Investments that are made with Excluded Contributions;

(10)                 other Restricted Payments after the Issue Date in an aggregate amount not to exceed $25.0 million;

(11)                 distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility;

(12)                 the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described in Sections 3.9, 4.10 and 4.14; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13)                 the declaration and payment of dividends or the payment of other distributions by the Company to, or the making of loans or advances to, any of their respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i)            franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii)           federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided, that, in each fiscal year, the amount of such payments shall be equal to the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii)          customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of the Company and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(iv)          general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(v)           amounts payable to the Sponsor pursuant to the Management Agreement as in effect on the Issue Date;

(vi)          fees and expenses other than to Affiliates of the Company related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in under the Section 5.1;

(vii)         cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent;

(viii)        amounts to finance Investments otherwise permitted to be made pursuant to this Indenture; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.1) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 4.7(d)(3) and (5) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary by another paragraph of this paragraph  (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix)           [reserved];

(x)            reasonable and customary fees payable to any directors of any direct or indirect parent of the Company and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(xi)           reasonable and customary indemnities to directors, officers and employees of any direct or indirect parent of the Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(14)                 cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.7 (as determined in good faith by the Board of Directors of the Company);

(15)                 distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16)                 cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by Section 4.11;

(17)                 [reserved];

(18)                 any Restricted Payment used to fund the Transactions and the fees and expenses related thereto (including any repurchase of the Existing Notes on the Issue Date or thereafter);

(19)                 Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.5% of Consolidated Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(20)                 payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture, including the covenant described under Section 5.1; and

(21)                 the Foreign Subsidiary Reorganization and payments or distributions in connection therewith;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), (13)(v) and (vi) and (19) above, no Default or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted

Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.7 will be determined in good faith by the Board of Directors of the Company.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of “Investments.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section 4.7 or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants of this Indenture.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this Section 4.7 may be in the form of a loan.

Notwithstanding anything to the contrary herein, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any (i) Restricted Payment covered in clauses (a) through (c) of the definition of Restricted Payments (including, without limitation, any payment, dividend or distribution) to the holders of Equity Interests of the Company or any of its direct or indirect parent companies (which shall include the Sponsor and its Affiliates) (other than (x) to the Company and its Restricted Subsidiaries, future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies with respect to Equity Interests held by them in such capacities pursuant to clause (4) and (y) a Restricted Payment made pursuant to clause (13)(i)-(iv), (x) or (xi) of the second paragraph of this covenant) or (ii) Investment in the Sponsor, any Permitted Holders who are members of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) with the Sponsor and its Affiliates (other than to the Company and its Restricted Subsidiaries and members of management of the Company (or its direct parent)), in each case during any period beginning on the date on which the Company makes an election to capitalize interest pursuant to paragraph 1 of the Note with respect to any interest period and ending on the first date after such interest period on which the Company makes a full cash payment of cash interest with respect to a subsequent interest period.

SECTION 4.8         Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)           sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(4)           contractual encumbrances or restrictions in effect (x) pursuant to a Credit Facility or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(5)           this Indenture, the Notes and Guarantees (including any Exchange Notes with respect to the Notes and related Guarantees);

(6)           the Senior Indenture, the Senior Notes and related guarantees thereof (including any Senior Notes registered under the Securities Act that are issued in exchange for the Senior Notes pursuant to the registration rights agreement with respect to the Senior Notes and related guarantees);

(7)           purchase money obligations or other obligations described in clause (5) of the definition of “Permitted Debt” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this Section 4.8 on the property so acquired;

(8)           applicable law or any applicable rule, regulation or order;

(9)           any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time a Restricted Subsidiary is first designated as a Restricted Subsidiary (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(10)         contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(11)         Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.9 and 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(12)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)         other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to Section 4.9 or (ii) that is incurred by a Foreign Subsidiary of the Company subsequent to the Issue Date pursuant to Section 4.9;

(14)         customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(15)         customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(16)         restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility;

(17)         negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under this Indenture; and

(18)         any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph of this Section 4.8 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

SECTION 4.9         Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries (on a consolidated basis) for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations set forth in the sixth paragraph of this Section 4.9.

The first paragraph of this Section 4.9 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           the incurrence by the Company or a Restricted Subsidiary of Indebtedness under Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, equal to (A) $1,815 million minus (B) the aggregate principal amount of Indebtedness incurred by a Receivables Subsidiary and then outstanding pursuant to clause (18) of this second paragraph of Section 4.9 or by a Foreign Subsidiary and then outstanding pursuant to clause (26)(C) of this second paragraph of Section 4.9 that was used to permanently reduce commitments under a Credit Facility minus (C) the amount of all mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(2)           the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any Guarantee thereof) on the Issue Date and any Exchange Notes and related exchange guarantees to be issued (including any Guarantee thereof) pursuant to the Registration Rights Agreement;

(3)           the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes (including any guarantee thereof) on the Issue Date and any Senior Notes to be issued in exchange for such Senior Notes (including any guarantees thereof) pursuant to the registration rights agreement with respect thereto;

(4)           any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2) or (3) above or (22) below);

(5)           Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (5) does not exceed $50.0 million;

(6)           Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(7)           Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8)           Indebtedness of the Company owed to and held by any Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor, or Indebtedness of a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor owed to and held by the Company or any other Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or a Guarantor, or any subsequent transfer of any such Indebtedness (except to the Company, a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (8) and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(9)           shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor, or any other subsequent transfer of any such shares of Preferred Stock (except to the Company, a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)         Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(11)         obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(12)         Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed $100.0 million; provided that any Indebtedness or Preferred Stock incurred pursuant to this clause (12) shall cease to be deemed incurred or outstanding for purposes of this clause (12) but shall be deemed incurred for the purposes of the first paragraph of this Section 4.9 from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this Section 4.9 without reliance on this clause (12);

(13)         (x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary or the Company, as applicable, any such guarantee of such Guarantor with respect to such

Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company incurred in accordance with the terms of this Indenture;

(14)         the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this Section and clauses (2), (3) and (4) above, this clause (14) and clause (15) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, deemed interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced;

(15)         (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture or (ii) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.9 or (B) the Fixed Charge Coverage Ratio would be at least equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(16)         Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(17)         Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(18)         Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility;

(19)         Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent companies permitted by Section 4.7;

(20)         Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described in Article VIII hereof;

(21)         Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business; and

(22)         Indebtedness evidenced by the Existing Notes not tendered in the tender offer with respect to such Existing Notes effected in connection with the Transactions;

(23)         cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(24)         Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions;

(25)         Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business; and

(26)         Indebtedness or Preferred Stock of any Foreign Subsidiary: (A) incurred under local credit facilities for general corporate purposes not exceeding, as to all such Foreign Subsidiaries, $50.0 million in the aggregate at any one time outstanding, (B) incurred to finance or assumed in connection with the Foreign Subsidiary Reorganization or (C) which serves to refund or refinance any Indebtedness incurred under clause (1), (2) or (3) of this paragraph or the payment of any dividend to the Company or any Restricted

Subsidiary in a principal amount not to exceed $200.0 million in the aggregate at any one time outstanding; provided that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clause (26)(B) is subject to the sixth paragraph of this Section 4.9.

For purposes of determining compliance with this Section 4.9 in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (26) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.9, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this Section 4.9, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this Section 4.9 and Section 4.12. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt” and any such Indebtedness that was outstanding under the Credit Agreement as of the Issue Date may not later be re-classified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this Section 4.9 or under any category of Permitted Debt described in clauses (1) through (26) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this Section 4.9 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding anything to the contrary contained in the first paragraph of this Section 4.9 or in the definition of Permitted Debt, no Restricted Subsidiary of the Company that is not a

Subsidiary Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this Section 4.9 or clause (15) or (26)(B) of the definition of Permitted Debt (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed $100.0 million; provided, that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this paragraph.

SECTION 4.10       Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities other than contingent liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any assets described in clauses (2) or (3) below, and (iv) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2% of Total Assets of the Company on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary as the case may be, may apply those Net Proceeds at its option:

(3)           (i) to reduce Obligations under Senior Indebtedness of the Company or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary) or (iii) to reduce Indebtedness of the Company that ranks pari passu with the Notes or Indebtedness of a Guarantor that ranks pari passu with such Guarantor’s Guarantee of the Notes (provided that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Notes (other than Indebtedness specified in clauses (i) and (ii) above), it will equally and ratably reduce Obligations under the Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by causing the Company to make an offer (in accordance with the procedures set forth below in this Section 4.10) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes), in each case other than Indebtedness owed to Parent or any Restricted Subsidiary;

(4)           to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other non-current assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(5)           to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all Holders of Notes and Pari Passu Indebtedness, on a pro rata basis, the maximum principal amount of Notes and such other Pari Passu Indebtedness t that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Registrar will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

SECTION 4.11       Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1)           the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person; and

(2)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(3)           any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(4)           Restricted Payments and Permitted Investments permitted by this Indenture;

(5)           (A) so long as no Default or Event of Default pursuant to Sections 6.1(1), 6.1(2) or 6.1(8) shall have occurred or is continuing or shall result therefrom, the payment to the Sponsor, any of its officers or Affiliates by the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and (B) related expenses, in each case, pursuant to the Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsor and (y) is not otherwise less advantageous to the Holders of the Notes in any material respect than the Management Agreement), including, without limitation, the $35 million payment to the Sponsor in connection with the Transactions;

(6)           payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business

(7)           payments made by the Company or any Restricted Subsidiary to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company (and, if any, a majority of the disinterested members of the Board of Directors of the Company with respect to such Affiliate Transaction) in good faith;

(8)           transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the first paragraph of this Section 4.11;

(9)           payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of the Company in good faith and which are otherwise permitted under this Indenture;

(10)         payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement (which are permitted under clause (3) of the second paragraph of this Section 4.11), but including, without limitation, each of the other agreements entered into in connection with the Transactions) disclosed in the Offering Memorandum, including with additional parties that may be added subsequent to the Issue Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Holders of the Notes in any material respect;

(11)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(12)         if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any director, officer, employee or consultant of the Company or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary);

(13)         any transaction permitted by Section 5.1;

(14)         any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(15)         the Transactions and the payment of the Transaction Expenses;

(16)         payments by the Company and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(17)         transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

SECTION 4.12       Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries that are Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or, if applicable, any related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)           in the case of Liens securing Subordinated Indebtedness, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)           in all other cases, the Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i)            Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii)           Liens securing Senior Indebtedness of the Company or any Guarantor;

(iii)          (A) Liens securing the Notes and the related Guarantees and any Notes issued in exchange therefor pursuant to the Registration Rights Agreement and secured by a Lien (in each case in accordance with the terms of this Indenture) and the related Guarantees and (B) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1) and (5) of the definition of “Permitted Debt”; or

(iv)          Permitted Liens.

Any Lien created for the benefit of the Holders of Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

SECTION 4.13       Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.14       Offer to Purchase upon Change of Control.

If a Change of Control occurs, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof with regards to US$ Denominated Notes and €50,000 or integral multiples of €1,000 in excess thereof with regards to EUR Denominated Notes) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture. In the Change of Control Offer, the Company will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate Current Accretion Amount of Notes repurchased plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, on the Notes repurchased, to the date of purchase.

Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under Section 3.7 with respect to all outstanding Notes, or, at the Company’s option, in advance of a Change of Control, the Company shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and each Agent, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee and each Agent, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14. and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Company is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof with regards to US$ Denominated Notes and €50,000 or integral multiples of €1,000 in excess thereof with regards to EUR Denominated Notes; and

(8) the other instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof with regards to US$ Denominated Notes and €50,000 or integral multiples of €1,000 in excess thereof with regards to EUR Denominated Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.9 of this Indenture unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

SECTION 4.15       Corporate Existence.

Subject to Section 4.14 and Article V hereof, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16       Business Activities.

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 4.17       Additional Guarantees.

After the Issue Date, the Company will cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25 million (other than Indebtedness permitted to be incurred pursuant to clauses (6), (7), (8), (9), (11), (16), or (19) of the definition of “Permitted Debt” and (ii) each Restricted Subsidiary that guarantees any Indebtedness of the Company or any of the Guarantors, in each case, within ten (10) Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee, together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under this Indenture on the same terms and conditions as those set forth in this Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of this Indenture described under Section 11.1.

SECTION 4.18       Limitation on Layering

The Company shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Indebtedness (including Acquired Debt) of the Company or such Restricted Subsidiary, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) either (i) pari passu in right of payment with the Notes or such Guarantor’s Guarantee of the Notes (as applicable), or (ii) expressly subordinate to the Notes or such Guarantor’s Guarantee of the Notes (as applicable). This Indenture will not treat (x) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (y) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral; provided, however, that notwithstanding the foregoing, until the Disposition Date (unless otherwise consented by the GSMP Group), any Secured Indebtedness (including any second lien debt) which is, by its express terms, subordinated as to rights to receive proceeds of collateral to any other Secured Indebtedness of the Company or a Guarantor secured in whole or in part by the same collateral shall not be permitted.

SECTION 4.19       [Reserved].

SECTION 4.20       Further Instruments and Acts.

Upon request by the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

SECTION 4.21       Changes in Covenants Upon Change in Ratings.

If the Notes, on any date following the date of this Indenture are rated an Investment Grade Rating by both Rating Agencies; and no Default or Event of Default shall have occurred and be continuing (the foregoing conditions being referred to collectively as the “Suspension Condition”), then, beginning on that day and subject to the provisions of the following paragraph, the covenants under Sections 4.7, 4.8, 4.9, 4.10, 4.11 and 5.1(a)(4) will be suspended as to the Notes (collectively, the “Suspended Covenants”).

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company meets the Suspension Condition, the Notes will be entitled to substantially less covenant protection. If the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the foregoing and, subsequently, one or both Rating Agencies withdraw their Investment Grade Rating or downgrade the Investment Grade Rating assigned to the Notes such that the Notes are no longer rated Investment Grade Rating by both Rating Agencies, then the Company and each of its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. Compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of Section 4.7 hereof, as if such Section 4.7 had been in effect during the entire period of time from the Issue Date; provided, further, that no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture for the Notes or the related Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries will bear any liability for, any actions taken or events occurring after the Notes attain the required ratings and before any reinstatement of the Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligations arising prior to the reinstatement of the Suspended Covenants, regardless of whether those actions or events would have been permitted if the applicable covenant had remained in effect during such period.

ARTICLE V

SUCCESSORS

SECTION 5.1         Merger, Consolidation or Sale of Assets.

The Company may not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9 or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes, this Indenture and the Registration Rights Agreement.

Notwithstanding the foregoing, clauses (3), (4) and (5) above will not be applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Guarantor; (b) the Company merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction; (c) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of this Indenture; (d) the Foreign Subsidiary Reorganization; (e) CDRV Holdings, Inc. may consolidate or merge with or into or wind up into CDRV Investment Holdings Corporation; and (f) CDRV Investment Holdings Corporation may consolidate or merge with or into or wind up into the Company.

For purposes of this Section 5.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under this Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

In connection with any consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company contemplated by this Section 5.1, the Company shall expressly assume the obligations under this Indenture and Notes by supplemental indenture and shall execute and deliver to the Trustee a supplemental indenture, in form and substance reasonably satisfactory to the Trustee, evidencing such succession together with an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company contemplated by this Section 5.1 and such supplemental indenture in respect thereto complies with this Section 5.1 and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the successor entity, subject to the customary exceptions.

SECTION 5.2         Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1         Events of Default. Each of the following constitutes an “Event of Default”:

(1)           the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by Article X;

(2)           the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by Article X;

(3)           the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clause (1) or (2) above), whether or not such payment is prohibited by the subordination provisions of this Indenture and such default or breach continues for a period of 60 days after the notice specified below or 90 days if such default or breach is with respect to the covenant described under Section 4.3;

(4)           a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) in the case of any such default under the Senior Indebtedness only, such default either (1) results from the failure to pay any such Senior Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Senior Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default or, in the case of any other such Senior Indebtedness, in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)           until the Disposition Date (unless waived by the GSMP Group), (A) the failure of any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Company or by any of its officers or employees in any statement or certificate at any time given by or on behalf of the Company in writing pursuant paragraphs (e) (as it relates to corporate power and authority to enter into and performance of the agreements referenced in paragraphs (g), (h) and (i)), (g), (h), (i), (j), (r), (s), (t) and (dd) of Section 1 of the Note Purchase Agreement to be true and correct in any material respect on the date as of which made or (B) default in the performance of, or breach of any covenant, warranty or other agreement contained in, the Note Purchase Agreement and such default or breach continues for a period of 60 days after notice specified below or 90 days after notice specified below with respect to the covenant set forth in Section 9(a) thereof;

(6)           the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (other than any judgments covered by indemnities or insurance policies as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(7)           the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of this Indenture;

(8)           (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)           makes a general assignment for the benefit of its creditors, or

(e)           generally is not paying its debts as they become due;

(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(f)            is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(g)           appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(h)           orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)           Parent ceases to directly own, either directly or through one or more entities, 100% of the Capital Stock of the Company.

SECTION 6.2         Acceleration.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing, the Trustee acting at the written direction of the holders or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of

Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable; provided that, so long as any Indebtedness permitted to be incurred under this Indenture as part of the Credit Agreement or any series of the Senior Notes shall be outstanding, no such acceleration shall be effective until the earlier of:

(1)           acceleration of any such Indebtedness under the Credit Agreement and/or the Senior Notes, and

(2)           five (5) Business Days after the giving of written notice of such acceleration to the Company and each Representative under the Credit Agreement and the trustee under the Senior Indenture.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in this Indenture.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)           if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default of the type described in clause (6) of Section 6.1, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in clause (4) of Section 6.1, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in clause (8) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

No Holder of any Note (except for the GSMP Group until the Disposition Date) will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the then outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.7, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

SECTION 6.3         Other Remedies.

If, at any time prior to the Disposition Date, unless waived by the GSMP Group, a Default in the payment when due of interest on, principal of, or premium, if any, on, the Notes or an Event of Default has occurred and is continuing, then in each case the Notes will accrue interest at the stated interest rate on the Notes plus the Default Interest Rate until the earlier of such time as no such Default or such Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable) or the Disposition Date. At any other time, any amounts payable under or in respect of the Notes not paid when due will accrue interest at the stated interest rate on the Notes plus the Default Interest Rate until such time as such amounts are paid in full, including any interest thereon (to the extent that the payment of such overdue interest shall be legally enforceable). Default interest shall be payable in cash on demand and, to the extent applicable, in accordance with Section 2.12 hereof.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4         Waiver of Past Defaults.

The Holders of a majority in principal amount of the Notes issued and then outstanding under this Indenture by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default under this Indenture, and its consequences, except a default in the payment of the principal of or interest on Notes (other than as a result of an acceleration), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5         Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Notwithstanding any provision to the contrary in this Indenture, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any Holder, unless such Holder shall offer to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

SECTION 6.6         Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a)           the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;

(b)           the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e)           during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The limitations set forth in this Section 6.6 shall not apply to the GSMP Group until the Disposition Date.

SECTION 6.7         Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8         Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9         Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10       Priorities.

If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest and Additional Interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest and Additional Interest, respectively;

Third:  without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth:  to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11       Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1         Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the TIA once this Indenture is qualified under the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA once this Indenture is qualified under the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

However, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2         Rights of Trustee.

(a)           The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution. Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)           The rights, privileges, protections and benefits given to the Trustee, including, without limitation, its rights to compensation and to be indemnified as provided in Section 7.7, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to the Paying Agents, Depositaries and Registrars and to each other agent, custodian and other Persons employed to act hereunder.

(i)            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)            The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless the Trustee shall have received from the Company or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.2 hereof, and such notice references the Notes and this Indenture. In the absence of any such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

SECTION 7.3         Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or the Offering Memorandum, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or the Offering Memorandum, any statement or recital on any Officers’ Certificate delivered to the Trustee under Article IV or Section 8.4 or 10.4 hereof, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.5         Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest or Additional Interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.6         Reports by Trustee to Holders of the Notes.

Once this Indenture is qualified under the TIA, if required by the TIA, 60 days after each May 15 beginning with May 15, 2007, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.7         Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.7) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder except to the extent any such loss, claim, damage, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of one such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. Under no circumstances shall the Trustee be liable for any consequential or punitive damages of any kind.

The obligations of the Company and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee, including any termination under any Bankruptcy Law.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee, including any termination under any Bankruptcy Law.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(8) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8         Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may, at the expense of the Company, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s and the Guarantors’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.9         Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the administration of this Indenture) to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10       Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Company or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11       Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12       Trustee’s Application for Instructions from the Company.

Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than 20 Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THE INDENTURE

SECTION 8.1         Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors and evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2         Legal Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, The Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of this Indenture. For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium and Additional Interest, if any, and interest, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(1); (b) the Company’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10 and 4.2 hereof; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Sections 7.7, 8.5 and 8.7 hereof and the Company’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3         Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 4.3, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, and 5.1 hereof and the operation of Sections 6.1(3), 6.1(4) and 6.1(5) with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(4), (5), (6) and (7) hereof shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or 8.3, the Company’s obligations in Sections 2.5, 2.6, 2.7, 2.8, 7.7, 8.6 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.6 and 8.7 shall survive.

SECTION 8.4         Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued hereunder, Appropriate Trust Funds in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued hereunder on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries are a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(7) the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel in the United States, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.5         Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and Appropriate Trust Funds (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust, shall not be invested, and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against any of the Appropriate Trust Funds deposited pursuant to

Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or Appropriate Trust Funds held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6         Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest or Additional Interest, if any, on any Note and remaining unclaimed for one year after such principal and premium, if any, or interest or Additional Interest, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7         Reinstatement.

If the Trustee or Paying Agent is unable to apply any Appropriate Trust Funds in accordance with Section 8.2, 8.3 or 8.8 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, 8.3 or 8.8 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, 8.3 or 8.8 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest or Additional Interest, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8         Discharge. The Company and the Guarantors may terminate the obligations under this Indenture and the Notes when:

(1)           either:

(a)           all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)           all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, Appropriate Trust Funds, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)           no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)           the Company shall have paid or caused to be paid all sums payable by it under this Indenture;

(4)           the Company shall have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be; and

(5)           the Company shall have delivered an Officers’ Certificate and an Opinion of Counsel in the United States to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

In the case of clause (1)(b) of this Section 8.8, and subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.5, 2.6, 2.7, 2.8, 4.1, 4.2, 4.15 (as to legal existence of the Company only), 7.7, 8.6 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the

Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.6 and 8.7 shall survive any discharge pursuant to Section 8.8.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

In connection with a discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the Bankruptcy Law and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1         Without Consent of Holders of the Notes.

Notwithstanding Section 9.2, without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Notes or the Guarantees for any of the following purposes:

(1)           to cure any ambiguity, mistake, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee;

(4)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)           to secure the Notes;

(6)           to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, as amended;

(7)           to add a Guarantee of the Notes; or

(8)           to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture.

SECTION 9.2         With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement this Indenture and the Notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Notes or of modifying in any manner the rights of the Holders under this Indenture or the Notes, including the definitions herein; provided, however, that no such amendment or supplement shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)           reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes issued thereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(3)           reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of such Notes issued thereunder by the holders of at least a majority in aggregate principal amount of such Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)           waive a redemption payment with respect to any Note issued thereunder (other than a payment required by Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(8)           make any change in the ranking, priority or subordination provisions of any Note that would adversely affect the Holders of such Notes;

(9)           modify the Guarantees in any manner adverse to the Holders of the Notes;

(10)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)         make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Indenture and its consequences, except a Default:

(12)         in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer which has been made by the Company), or

(13)         in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

SECTION 9.3         Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 hereof or (ii) such other date as the Company shall designate.

SECTION 9.5         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver, the text of which shall be provided by the Company, on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6         Trustee to Sign Amendments, Etc.

The Trustee, Deutsche Bank Trust Company Americas and Deutsche Bank AG, London Branch, shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In signing or refusing to sign any amendment or supplemental indenture the Trustee, Deutsche Bank Trust Company Americas and Deutsche Bank AG, London Branch, shall be entitled to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Trustee, Deutsche Bank Trust Company Americas and Deutsche Bank AG, London Branch, of a supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto, and delivery of an Officer’s Certificate.

ARTICLE X

SUBORDINATION

SECTION 10.1       Agreement To Subordinate. The Company and the Guarantors agree, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes and the Guarantees shall be subordinated in right of payment, to the extent and in the manner provided in this Article X, to the prior payment of all Senior Indebtedness of the Company and the Guarantors and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes and the Guarantees shall in all respects rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and the Guarantors, respectively, and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Company and the Guarantors; and only Indebtedness of the Company or a Guarantor that is Senior Indebtedness shall rank senior to the Notes and the Guarantees in accordance with the provisions set forth herein. All provisions of this Article X shall be subject to Section 10.12 hereof.

SECTION 10.2       Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company upon (i) a total or partial liquidation or dissolution, (ii) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, (iii) an assignment of the Company’s assets for the benefit of its creditors, or (iv) any marshalling of the Company’s assets and liabilities:

(1)           the holders of Senior Indebtedness of the Company shall be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes; and

(2)           until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of this Indenture shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive Permitted Junior Securities and capitalization of interest on the Notes as provided in Paragraph 1 of the reverse of the Notes.

If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

SECTION 10.3       Default on Designated Senior Indebtedness of the Company. The Company or any Guarantor shall not pay the principal of, premium, if any, or interest or Additional Interest, if any, on the Notes or make any deposit pursuant to Article VIII hereof and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) (except in the form of Permitted Junior Securities (other than Disqualified Stock) or in the form of interest on the Notes capitalized as provided in Paragraph 1 of the reverse of the Notes) if either of the following (a “Payment Default”) occurs: (a) any Obligation on Designated Senior Indebtedness of the Company is not paid in full in cash when due; or (b) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the

Company shall be entitled to pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company shall not pay the Notes (except in the form of Permitted Junior Securities or in the form of interest on the Notes capitalized as provided in Paragraph 1 of the reverse of the Notes) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee at least two (2) Business Days prior to any such payment in accordance with Section 10.9 hereof of (with a copy to the Company) written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice at least two (2) Business Days prior to any such payment in accordance with Section 10.9 hereof; (2) because the Non-Payment Default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first sentence of this Section 10.3), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default shall have occurred and be continuing, the Company and the related Guarantors shall be entitled to resume payments on the Notes after termination of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness of the Company during such period; provided that in no event shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. For purposes of this Section 10.3, no Non-Payment Default that existed or was continuing on the date of delivery of any Blockage Notice with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Blockage Notice shall be, or be made, the basis for a subsequent Blockage Notice by the Representative of such Designated Senior Indebtedness unless such Non-Payment Default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new

Non-Payment Default for this purpose). So long as there shall remain outstanding Senior Indebtedness under the Credit Agreement, a Blockage Notice with respect to the Credit Agreement may only be given by the Representatives thereunder unless otherwise agreed to in writing by the requisite lenders named therein.

SECTION 10.4       Acceleration of Payment of Securities. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article X. If any Designated Senior Indebtedness of the Company is outstanding, neither the Company nor any Guarantor may pay the Notes (except in the form of Permitted Junior Securities or in the form of interest on the Notes capitalized as provided in Paragraph 1 of the reverse of the Notes) until five (5) Business Days after the Representatives of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if this Indenture otherwise permits payment at that time.

SECTION 10.5       When Distribution Must Be Paid Over. If a distribution is made to Holders that because of this Article X should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

SECTION 10.6       Subrogation. After all Senior Indebtedness of the Company is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article X to holders of such Senior Indebtedness which otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on such Senior Indebtedness.

SECTION 10.7       Relative Rights. This Article X defines the relative rights of Holders and holders of Senior Indebtedness of the Company. Nothing in this Indenture shall:

(1)           impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(2)           prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Indebtedness of the Company to receive distributions otherwise payable to Holders; or

(3)           affect the relative right of Holders and creditors of the Company other than their rights in relation to Holders of Senior Indebtedness.

SECTION 10.8       Subordination May Not Be Impaired by Company. No right of any holder of Senior Indebtedness of the Company to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

SECTION 10.9       Rights of Trustee and Paying Agent. (a) Notwithstanding Section 10.3, the Trustee or Paying Agent shall continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that under this Article X would prohibit the making of any such payments unless, not less than two (2) Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives written notice satisfactory to it that such payments are prohibited by this Article X. The Company, the Note Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Company shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of the Company has a Representative, only the Representative shall be entitled to give the notice.

(b)           The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of the Company with the same rights it would have if it were not Trustee. The Note Registrar and co-registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article X with respect to any Senior Indebtedness of the Company which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article X shall deprive the Trustee of any of its rights as such holder. Nothing in this Article X shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof.

SECTION 10.10     Distribution or Notice to Representative. Whenever any Person is to make a distribution or give a notice to holders of Senior Indebtedness of the Company, such Person shall be entitled to make such distribution or give such notice to their Representative (if any).

SECTION 10.11     Article X Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Notes by reason of any provision in this Article X shall not be construed as preventing the occurrence of a Default. Nothing in this Article X shall have any effect on the right of the Holders of Notes or the Trustee to accelerate the maturity of the Notes.

SECTION 10.12     Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Appropriate Trust Funds held in trust under Article VIII by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness of the Company or subject to the restrictions set forth in this Article X, and none of the Holders of Notes shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness of the Company or any other creditor of the Company; provided that the subordination provisions of this Article X and Section 11.4 hereof were not violated at the time the applicable amounts were deposited in trust pursuant to Article VIII herein, as the case may be.

SECTION 10.13     Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article X, the Trustee and the Holders of Notes shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 10.2 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Company to participate in any payment or distribution pursuant to this Article X, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article X, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.1 and 7.3 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article X.

SECTION 10.14     Trustee To Effectuate Subordination. Each Holder by accepting a Note authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Company as provided in this Article X and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 10.15     Trustee Not Fiduciary for Holders of Senior Indebtedness of the Company. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Company and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness of the Company shall be entitled by virtue of this Article X or otherwise. Nothing in this Article 10 shall apply to claims of, or payment to, the Trustee pursuant to Section 7.7 hereof.

SECTION 10.16     Reliance by Holders of Senior Indebtedness of the Company on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE XI

NOTE GUARANTEES

SECTION 11.1       Guarantees.

(a)           Each Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that:  (i) the principal of and premium, if any, and interest and Additional Interest, if any, on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest and Additional Interest, if any, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b)           Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)           Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)           Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.1.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (e) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (e) shall survive the termination of this Indenture.

(f)            Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

SECTION 11.2       Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.1, each Guarantor agrees that a notation of such Guarantee substantially in the form attached hereto as Exhibit B shall be endorsed on each Note authenticated and delivered by the Trustee. Such notation of Guarantee shall be signed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. In case the officer, board member or director of such Guarantor who shall have signed such notation of Guarantee shall cease to be such officer, board member or director before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed such notation of Guarantee had not ceased to be such officer, board member or director.

Each Guarantor agrees that its Guarantee set forth in Section 11.1 shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 11.3       Severability.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.4       Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

SECTION 11.5       Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in this Section 11.5(a), a Guarantor may not (1) consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person; or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1)           (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)           the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Event of Default exists; and

(4)           the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of this Indenture, to the Trustee and satisfactory in form to the Trustee , of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture and the Registration Rights Agreement to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee

Notwithstanding the foregoing, any Guarantor (A) may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to the Company or to another Guarantor or (B) dissolve, liquidate or wind up its affairs if at that time it does not hold any material assets.

SECTION 11.6       Releases Following Sale of Assets. Any Guarantor shall be automatically released and relieved of any obligations under this Guarantee, in the event that:

(a)           the sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the applicable Guarantor if after such sale, disposition or other transfer such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of the applicable Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of this Indenture;

(b)           the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(c)           in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.17 the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness (other than the Senior Notes (to the extent the Senior Notes are outstanding)) of the Company or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d)           the Company exercises its legal defeasance option or its covenant defeasance option pursuant to Sections 8.2 or 8.3 or if its obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(e)           such Guarantor is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (6), (7), (8), (9), (11), (16) or (19) of the definition of “Permitted Debt” and (z) does not guarantee any Indebtedness of the Company or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XI.

SECTION 11.7       Release of a Guarantor.

Any Guarantor that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the terms of this Indenture shall, at such time, be deemed automatically and unconditionally released and discharged of its obligations under its Guarantee without any further action on the part of the Trustee or any Holder. The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of the Company’s request for such release accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.7. Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in its Guarantee.

SECTION 11.8       Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 11.9       Future Guarantors.

Within ten (10) days of becoming a Restricted Subsidiary that is obligated to become a Guarantor under Section 4.17, such Subsidiary shall execute and deliver to the Trustee a supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto, and other agreements making such Subsidiary a party to this Indenture.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1       Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

SECTION 12.2       Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

VWR Funding, Inc. (formerly known as CDRV Investors, Inc.)

1310 Goshen Parkway

West Chester, PA 19380

Facsimile:  (610) 431-1700

Attention:  Chief Financial Officer

With a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Facsimile: (312) 861-2200

Attention: Dennis Myers

If to the Trustee:

Law Debenture Trust Company of New York, as Trustee

767 Third Avenue, 31st Floor

New York, NY  10017

Facsimile: (212) 750-1361

Attention: Boris Treyger

If to the Registrar and Paying Agent with respect to the US$ Denominated Notes:

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

Mail Stop: NYC60-2710

New York, NY 10005

Facsimile:

Attention: Trust and Securities Services

With a copy to:

Deutsche Bank National Trust Company

25 DeForest Avenue, 2nd Floor

Mail Stop: SUM01-01-05

Summit, NJ  07901

Facsimile: (732) 578-4635

Attention: Trust and Securities Services

If to the Common Depositary and Paying Agent with respect to the EUR Denominated Notes:

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

Facsimile: 0207 547 5782

Attention: Corporate Trust and Agency Services

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.3       Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.4       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Company shall furnish to the Trustee upon request:

(a)           an Officers’ Certificate (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel (which shall include the statements set forth in Section 12.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.5       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.6       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.7       No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 12.8       Governing Law.

THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF, SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES.

SECTION 12.9       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10     Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 12.11     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13     Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14     Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 12.14.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 12.15     Currency of Account; Conversion of Currency; Foreign Exchange Restrictions.

(a) U.S. dollars are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the US$ Denominated Notes, the Guarantees of the US$ Denominated Notes or this Indenture to the extent it relates to the US$ Denominated Notes, including damages related thereto, and euros are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the EUR Denominated Notes, the Guarantees of the EUR Denominated Notes or this Indenture to the extent it relates to the EUR Denominated Notes, including damages related thereto. Any amount received or recovered in a currency other than U.S. dollars by a Holder of US$ Denominated Notes or euros by a Holder of EUR Denominated Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the U.S. dollar or Euro amount, as the case may be, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar or Euro amount is less than the U.S. dollar or Euro amount expressed to be due to the recipient under the applicable Notes, the Company shall indemnify it against any loss sustained by it as a result as set forth in Section 12.17(b). In any event, the Company and the Guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 12.17, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars or euros, as the case may be, been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars or euros, as applicable, on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). The indemnities set forth in this Section 12.17 constitute separate and independent obligations from other obligations of the Company and the Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of the Notes and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Notes.

(b) The Company and the Guarantors, jointly and severally, covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes, the Guarantees and this Indenture:

(1)(A) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(B) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company and the Guarantors will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(2) In the event of the winding-up of the Company or any Guarantor at any time while any amount or damages owing under the Notes, the Guarantees and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company and the Guarantors shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the Applicable Currency Equivalent of the amount due or contingently due under the Notes, the Guarantees and this Indenture (other than under this subsection (b)(2)) is calculated for the purposes of such winding-up and (ii) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b)(2), the final date for the filing of proofs of claim in the winding-up of the Company or any Guarantor shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company or such Guarantor may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c) The obligations contained in subsections (a), (b)(1)(B) and (b)(2) of this Section 12.17 shall constitute separate and independent obligations from the other obligations of the Company and the Guarantors under this Indenture, shall give rise to separate and independent causes of action against the Company and the Guarantors, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company or any Guarantor for a liquidated sum in respect of amounts due hereunder (other than under subsection (b)(2) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company or any Guarantor or the liquidator or otherwise or any of them. In the case of subsection (b)(2) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(d) The term “rate(s) of exchange” shall mean the rate of exchange as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b)(1) and (b)(2) above and includes any premiums and costs of exchange payable.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

VARIETAL DISTRIBUTION MERGER SUB, INC.

By:
Name:
Title:

VWR Funding, Inc., as successor by merger to Varietal Distribution Merger Sub, Inc., hereby confirms that it has assumed all of the obligations of Varietal Distribution Merger Sub, Inc. under this Indenture and the Notes:

VWR FUNDING, INC.

By:
Name:
Title:

LAW DEBENTURE TRUST COMPANY OF NEW YORK,
as Trustee

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Registrar and Paying Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG, LONDON BRANCH,
as Paying Agent and Common Depositary

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A-1

FORM OF US$ DENOMINATED NOTE

(Face of 10.75% Senior Subordinated Note due 2017)

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

[Restricted Notes Legend]

THIS NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED  (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING

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WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.

[Regulation S Temporary Global Note Legend]

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

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VARIETAL DISTRIBUTION MERGER SUB, INC.

10.75% Senior Subordinated Notes due 2017

No.	$

CUSIP NO. [ ](1)
ISIN NO. [ ]

Varietal Distribution Merger Sub, Inc. (the “Company,” which includes any successor entity) promises to pay to Cede & Co. or registered assigns, the principal sum of              US Dollars ($       ) on June 30, 2017. Upon consummation of the Transactions CDRV Investors, Inc. (to be renamed VWR Funding, Inc.) will assume the obligations of the Company under this Note.

Interest Payment Dates:  December 31, March 31, June 30 and September 30, commencing on September 30, 2007

Record Dates:  December 15, March 15, June 15 and September 15

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under this Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

(1)	Rule 144A Note CUSIP: 918436 AB2
Rule 144A Note ISIN: US918436AB20
Regulation S Note CUSIP: U9291U AB5
Regulation S Note ISIN: USU9291UAB53

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated:

VARIETAL DISTRIBUTION MERGER SUB, INC.

By:
Name:
Title:

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This is one of the Senior Subordinated Notes referred to in the within-mentioned
Indenture:

Dated:

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:

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(Back of 10.75% Senior Subordinated Note)
10.75% Senior Subordinated Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest. Varietal Distribution Merger Sub, Inc., a Delaware corporation (the “Company,” which includes any successor entity) promises to pay interest on the principal amount of this 10.75% Senior Subordinated Note due 2017 (a “10.75% Senior Subordinated Note”) at a fixed rate of 10.75% per annum. The Company will pay interest in United States dollars (except as otherwise provided herein) quarterly in arrears on December 31, March 31, June 30 and September 30, commencing on September 30, 2007 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the 10.75% Senior Subordinated Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default or Event of Default in the payment of interest, and if this 10.75% Senior Subordinated Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of 10.75% Senior Subordinated Notes, in which case interest shall accrue from the date of authentication. All interest on the Notes shall be paid in cash; provided, however, that on any Interest Payment Date prior to June 30, 2010, the Company shall have the option to capitalize and to add to the principal amount outstanding of each Note a portion of the interest payable on such Note on such Interest Payment Date not to exceed 3% of such interest rate per annum. . In the event that the Company opts to capitalize interest, it shall provide written notice to the Paying Agent, no later than three Business Days prior to the relevant Interest Payment Date of (i) the amount of interest that it intends to capitalize, and (ii) the aggregate principal amount of Notes outstanding after giving effect to the capitalization of interest. All references to the “principal” of the Notes shall include interest accrued and capitalized as provided herein. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period) to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)           Method of Payment. The Company will pay interest on the 10.75% Senior Subordinated Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of 10.75% Senior Subordinated Notes at the close of business on the December 15, March 15, June 15 and September 15 preceding the Interest Payment Date, even if such 10.75% Senior Subordinated Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The 10.75% Senior Subordinated Notes shall be payable as to principal, premium, if any, and interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York,

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or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other 10.75% Senior Subordinated Notes the Holders of which shall have provided, at least three Business Days prior to the applicable payment date, written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this 10.75% Senior Subordinated Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)           Paying Agent and Registrar. Initially, Deutsche Bank Trust Company Americas, shall act as Paying Agent and Registrar with respect to the US$ Denominated Notes. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

(4)           Indenture. The Company issued the 10.75% Senior Subordinated Notes under an Indenture, dated as of June 29, 2007 (the “Indenture”), by and among Varietal Distribution Merger Sub, Inc., VWR Funding, Inc. (formerly known as CDRV Investors, Inc.), the Trustee, Deutsche Bank Trust Company Americas, and Deutsche Bank AG, London Branch. The terms of the 10.75% Senior Subordinated Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this 10.75% Senior Subordinated Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The 10.75% Senior Subordinated Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The 10.75% Senior Subordinated Notes issued on the Issue Date are senior subordinated obligations of the Company limited to $520,000,000 (or U.S. Dollar Equivalent thereof) in aggregate principal amount, plus interest capitalized pursuant to Paragraph 1 hereof and plus amounts, if any, sufficient to pay premium and interest on outstanding 10.75% Senior Subordinated Notes as set forth in Paragraph 2 hereof. The Notes are issued in two tranches: (i) the tranche designated as EUR Denominated Notes limited to €125,000,000.00 (or U.S. Dollar Equivalent thereof) in the aggregate principal amount, plus interest capitalized pursuant to Paragraph 1 hereof and plus amounts, if any, sufficient to pay premium and interest on outstanding EUR Denominated Notes as set forth in Paragraph 2 hereof and (ii) the tranche designated as US$ Denominated Notes limited to $353,335,000.00 in the aggregate principal amount, plus interest capitalized pursuant to Paragraph 1 hereof and plus amounts, if any, sufficient to pay premium and interest on outstanding US$ Denominated Notes as set forth in Paragraph 2 hereof; provided, however, that all Notes issued under the Indenture vote and consent together on all matters (as to which any of such Notes may vote or consent) as one tranche and no tranche of Notes has the right to vote or consent as a separate tranche on any matter. Except as stated in the Indenture, any Note issued in

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exchange, substitution or replacement for any other Note may only be of the same tranche as the Note being so exchanged, replaced or substituted for.

The payment of principal and interest on the 10.75% Senior Subordinated Notes is unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors.

(5)           Optional Redemption.

(a)         The Notes may be redeemed in whole or in part, at any time prior to June 30, 2012, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to the 100% of the Current Accretion Amount of the Notes redeemed plus the Applicable Premium multiplied by the Current Accretion Amount (as defined below) as of, and accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

For the purposes hereof, “Current Accretion Amount” shall mean the sum of (x) the then outstanding principal principal amount of the Notes being redeemed (including all the interest previously added to the principal of the Notes), and (y) to the extent such redemption occurs prior to June 30, 2010, if a portion of the accrued and unpaid interest on the Notes as of the Interest Payment Date immediately prior to the redemption date was capitalized on such interest payment date as permitted by Paragraph 1 above, that same portion of accrued and unpaid interest on the Notes to the redemption date that may be permitted to be capitalized on the next Interest Payment Date.

(b)        The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after June 30, 2012, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the Current Accretion Amount to be redeemed) set forth below, plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning June 30 of the years indicated below:

Year	Redemption Price
2012	105.375%
2013	102.6875%
2014 and thereafter	100%

(c)           In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to June 30, 2012, the Company may on one or more occasions, with the net cash proceeds of one or more Equity Offerings, redeem up to 40% of the aggregate principal amount of the outstanding Notes at a Redemption Price of 110.75% of the Current Accretion Amount thereof, plus accrued and unpaid

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interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, thereon to the date of redemption; provided that at least 60% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent and its Affiliates) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

(d)           Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

(e)           Each redemption must relate to an aggregate principal amount of Notes of $5.0 million or, if lower, the remaining principal amount of the Notes then outstanding.

(6)           Mandatory Redemption. Except as set forth below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the 10.75% Senior Subordinated Notes. If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Notes’ issuance, the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the Mandatory Principal Redemption Amount. The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to the AHYDO redemption date pursuant to any other provision of this Indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any Notes that remain outstanding on the AHYDO redemption date.

(7)           Repurchase at Option of Holder.

(a)           Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of such Holder’s 10.75% Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate Current Accretion Amount thereof plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, thereon to the date of purchase. The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b)           Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Notes. The Asset Sale Offer shall be made in accordance with Sections 3.9 and 4.10 of the Indenture.

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(c)           Holders of the 10.75% Senior Subordinated Notes that are the subject of an offer to purchase will receive notice of a Change of Control Offer or an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such 10.75% Senior Subordinated Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)           Notice of Redemption. Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose 10.75% Senior Subordinated Notes are to be redeemed at its registered address. 10.75% Senior Subordinated Notes in denominations larger than $2,000 may be redeemed in part but only in minimum denominations of $2,000 and integral multiples of $1,000 thereof, unless all of the 10.75% Senior Subordinated Notes held by a Holder are to be redeemed. On and after the redemption date, interest will cease to accrue on the 10.75% Senior Subordinated Notes or portions hereof called for redemption.

(9)           Subordination. The Notes are unsecured obligations of the Company and subordinated in right of payment, to the extent and in the manner set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Each Guarantee by a Guarantor is subordinated and junior to the same extent and in the same manner as the Notes are subordinated and junior to the Senior Indebtedness of the Company. Each Holder, by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

(10)         Successor Entity. When a successor entity assumes, in accordance with the Indenture, all of the obligations of its predecessor under the Notes and the Indenture and immediately before and after such transaction no Event of Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

(11)         Denominations, Transfer, Exchange. The 10.75% Senior Subordinated Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 thereof. The transfer of the 10.75% Senior Subordinated Notes may be registered and the 10.75% Senior Subordinated Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any 10.75% Senior Subordinated Note or portion of a 10.75% Senior Subordinated Note selected for redemption, except for the unredeemed portion of any 10.75% Senior Subordinated Note being redeemed in part. Also, it need not exchange or register the transfer of any 10.75% Senior Subordinated Notes for a period of 15 days before a selection of 10.75% Senior Subordinated Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(12)         Persons Deemed Owners. The registered holder of a 10.75% Senior Subordinated Note may be treated as its owner for all purposes.

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(13)         Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture and the 10.75% Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding 10.75% Senior Subordinated Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the 10.75% Senior Subordinated Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the outstanding 10.75% Senior Subordinated Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may amend or supplement the Indenture for any of the following purposes:

(1)   to cure any ambiguity, mistake, defect or inconsistency;

(2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)   to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee;

(4)   to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)   to secure the Notes;

(6)   to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, as amended;

(7)   to add a Guarantee of the Notes; or

(8)   to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture or the Notes, including the definitions herein; provided, however, that no such amendment or supplement shall, without the consent of the Holder of each outstanding Note affected thereby:

(9)   reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment, supplement or waiver;

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(10)         reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes issued thereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(11)         reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(12)         waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of such Notes issued thereunder by the holders of at least a majority in aggregate principal amount of such Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(13)         make any Note payable in money other than that stated in the Notes;

(14)         make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(15)         waive a redemption payment with respect to any Note issued thereunder (other than a payment required by Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(16)         make any change in the ranking, priority or subordination provisions of any Note that would adversely affect the Holders of such Notes;

(17)         modify the Guarantees in any manner adverse to the Holders of the Notes;

(18)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(19)         make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture and its consequences, except a Default:

(1)           in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer which has been made by the Company), or

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(2)           in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

It shall not be necessary for the consent of the Holders of Notes under Section 9.2 of the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under Section 9.2 of the Indenture becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

(14)         Defaults and Remedies. Events of Default include:

(1)           the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by Article X of the Indenture;

(2)           the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by Article X of the Indenture;

(3)           the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clause (1) or (2) above), whether or not such payment is prohibited by the subordination provisions of the Indenture, and such default or breach continues for a period of 60 days after the notice specified below;

(4)           a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) in the case of any such default under the Senior Indebtedness only, such default either (1) results from the failure to pay any such Senior Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Senior Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default or, in the case of any other such Senior Indebtedness, in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated,

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aggregate $40.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)           the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(6)           the occurrence of any event of default under any Indebtedness that ranks pari passu with the Notes or Subordinated Indebtedness of the Company or any Restricted Subsidiary, if the total amount of such Indebtedness as to which a Default or Event of Default has occurred exceeds $30.0 million or its foreign currency equivalent,

(7)           until the Disposition Date (unless waived by the GSMP Group), (A) the failure of any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Company or by any of its officers or employees in any statement or certificate at any time given by or on behalf of the Company in writing pursuant to the Note Purchase Agreement to be true and correct in any material respect on the date as of which made or (B) default in the performance of, or breach of any covenant, warranty or other agreement contained in, the Note Purchase Agreement and such default or breach continues for a period of 30 days;

(8)           the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture; or

(9)           (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)           makes a general assignment for the benefit of its creditors, or

(e)           generally is not paying its debts as they become due;

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(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c)           orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”) and the same shall immediately become due and payable; provided that, so long as any Indebtedness permitted to be incurred under this Indenture as part of the Credit Agreement or any series of the Senior Notes shall be outstanding, no such acceleration shall be effective until the earlier of:

(1)           acceleration of any such Indebtedness under the Credit Agreement and the Senior Notes, and

(2)           five (5) Business Days after the giving of written notice of such acceleration to the Company and each Representative under the Credit Agreement and the trustee under the Senior Indenture.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in this Indenture.

In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Company delivers

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an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in clause (8) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

If, at any time prior to the Disposition Date, unless waived by the GSMP Group, a Default in the payment when due of interest on, principal of, or premium, if any, on, the Notes or an Event of Default has occurred and is continuing, then in each case the Notes will accrue interest at the stated interest rate on the Notes plus the Default Interest Rate until the earlier of such time as no such Default or such Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable) or the Disposition Date. At any other time, any amounts payable under or in respect of the Notes not paid when due will accrue interest at the stated interest rate on the Notes plus the Default Interest Rate until such time as such amounts are paid in full, including any interest thereon (to the extent that the payment of such overdue interest shall be legally enforceable). Default interest shall be payable in cash on demand and, to the extent applicable, in accordance with Section 2.12 of the Indenture.

(15)         Currency Provisions. (i) US Dollars are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the US$ Denominated Notes, the Guarantees of the US$ Denominated Notes or this Indenture to the extent it relates to the US$ Denominated Notes, including damages related thereto. Any amount received or recovered in a currency other than US Dollars by a Holder of US$ Denominated Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the US Dollar amount, which the recipient is able to purchase with the amount so received or recovered in US Dollars on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If US Dollar amount is less than the US Dollar amount expressed to be due to the recipient under the applicable Notes, the Company shall indemnify it against any loss sustained by it as a result of such shortfall. In any event, the Company and the Guarantors shall indemnify the recipient against the cost of making any such purchase.

(ii)   The Indenture contains provisions governing currency conversions for purposes of obtaining or enforcing a judgment in a different currency.

(16)         Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the

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Guarantors or their respective Affiliates, and may otherwise deal with the Company, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(17)         No Recourse Against Others. No director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator, past, present or future, of the Company, any of its Subsidiaries or any of its direct or indirect parent companies as such or in such capacity, shall have any personal liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator.

(18)         Authentication. This 10.75% Senior Subordinated Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(19)         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TENENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)         CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the 10.75% Senior Subordinated Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the 10.75% Senior Subordinated Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(21)         Registration Rights. The Notes are entitled to the benefits of a registration rights agreement to be executed in connection with the issuance of Notes.

(22)         Successor Entity.  When a successor entity assumes, in accordance with the Indenture, all of the obligations of its predecessor under the Notes and the Indenture, and immediately after such transaction, no Event of Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

VWR Funding, Inc. (formerly known as CDRV Investors, Inc.)

1310 Goshen Parkway

West Chester, PA 19380
Facsimile:  (610) 431-1700

Attention:  Chief Financial Officer

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ASSIGNMENT FORM

To assign this 10.75% Senior Subordinated Note, fill in the form below:  (I) or (we) assign and transfer this 10.75% Senior Subordinated Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this 10.75% Senior Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this 10.75% Senior Subordinated Note)

Signature guarantee:

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 10.75% Senior Subordinated Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

[  ] Section 4.10     [  ] Section 4.14

If you want to elect to have only part of the 10.75% Senior Subordinated Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:  $

Date:

Your Signature:
(Sign exactly as your name appears on the 10.75% Senior Subordinated Note)

Tax Identification No.:

Signature guarantee:

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SCHEDULE OF EXCHANGES OF 10.75% Senior Subordinated Notes

The following exchanges of a part of this Global Note for other 10.75% Senior Subordinated Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

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EXHIBIT A-2

FORM OF EUR DENOMINATED NOTE

(Face of 10.75% Senior Subordinated Note due 2017)

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6(g) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR COMMON DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY OR BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF DEUTSCHE BANK AG, LONDON BRANCH, OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AND ANY PAYMENT IS MADE TO DEUTSCHE BANK AG, LONDON BRANCH, OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, DEUTSCHE BANK AG, LONDON BRANCH, HAS AN INTEREST HEREIN.

[Restricted Notes Legend]

THIS NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED  (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED

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INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE BLUE SKY LAWS OF THE STATES OF THE UNITED STATES.

[Regulation S Temporary Global Note Legend]

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

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VARIETAL DISTRIBUTION MERGER SUB, INC.

10.75% Senior Subordinated Notes due 2017

No.	€

ISIN NO.: [ ](2)
COMMON CODE: [ ]

Varietal Distribution Merger Sub, Inc. (the “Company,” which includes any successor entity) promises to pay to Deutsche Bank AG, London Branch, as common depository for Euroclear Bank S.A./N.V. and Clearstream Banking Société Anonyme or registered assigns, the principal sum of              Euro (€        ) on June 30, 2017. Upon consummation of the Transactions CDRV Investors, Inc. (to be renamed VWR Funding, Inc.) will assume the obligations of the Company under this Note.

Interest Payment Dates:  December 31, March 31, June 30 and September 30, commencing on September 30, 2007

Record Dates:  December 15, March 15, June 15 and September 15

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

(2)           Rule 144A Note Common Code: 030928687

Rule 144A Note ISIN: US918436AC03

Regulation S Note Common Code: 030928679

Regulation S Note ISIN: USU9291UAC37

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Dated:

VARIETAL DISTRIBUTION MERGER SUB, INC.

By:
Name:
Title:

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This is one of the Senior Subordinated Notes referred to in the within-mentioned
Indenture:

Dated:

Law Debenture Trust Company of New York, as Trustee

By:

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(Back of 10.75% Senior Subordinated Note)
10.75% Senior Subordinated Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)           Interest. Varietal Distribution Merger Sub, Inc. (the “Company,” which includes any successor entity) promises to pay interest on the principal amount of this 10.75% Senior Subordinated Note due 2017 (a “10.75% Senior Subordinated Note”) at a fixed rate of 10.75% per annum. The Company will pay interest in Euros (except as otherwise provided herein) quarterly in arrears on December 31, March 31, June 30 and September 30, commencing on September 30, 2007 or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the 10.75% Senior Subordinated Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default or Event of Default in the payment of interest, and if this 10.75% Senior Subordinated Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of 10.75% Senior Subordinated Notes, in which case interest shall accrue from the date of authentication. All interest on the Notes shall be paid in cash; provided, however, that on any Interest Payment Date prior to June 30, 2010, the Company shall have the option to capitalize and to add to the principal amount outstanding of each Note a portion of the interest payable on such Note on such Interest Payment Date not to exceed 3% of such interest rate per annum. . In the event that the Company opts to capitalize interest, it shall provide written notice to the Paying Agent, no later than three Business Days prior to the relevant Interest Payment Date of (i) the amount of interest that it intends to capitalize, and (ii) the aggregate principal amount of Notes outstanding after giving effect to the capitalization of interest. All references to the “principal” of the Notes shall include interest accrued and capitalized as provided herein. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period) to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

(2)           Method of Payment. The Company will pay interest on the 10.75% Senior Subordinated Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of 10.75% Senior Subordinated Notes at the close of business on the December 15, March 15, June 15 and September 15 preceding the Interest Payment Date, even if such 10.75% Senior Subordinated Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The 10.75% Senior Subordinated Notes shall be

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payable as to principal, premium, if any, and interest and Additional Interest, if any, at the offices or agencies of one or more Paying Agents maintained for such purpose as provided in the Indenture, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other 10.75% Senior Subordinated Notes the Holders of which shall have provided, at least three  Business Days prior to the applicable payment date, written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in Euro.

Any payments of principal of this 10.75% Senior Subordinated Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

(3)           Paying Agent and Registrar. Initially, Deutsche Bank Trust Company Americas shall act as Registrar and Deutsche Bank AG, London Branch, shall act as Paying Agent with respect to the EUR Denominated Notes. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

(4)           Indenture. The Company issued the 10.75% Senior Subordinated Notes under an Indenture, dated as of June 29, 2007 (the “Indenture”), by and among Varietal Distribution Merger Sub, Inc., VWR Funding, Inc. (formerly known as CDRV Investors, Inc.), the Trustee, Deutsche Bank Trust Company Americas, and Deutsche Bank AG, London Branch. The terms of the 10.75% Senior Subordinated Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). To the extent the provisions of this 10.75% Senior Subordinated Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The 10.75% Senior Subordinated Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The 10.75% Senior Subordinated Notes issued on the Issue Date are senior subordinated obligations of the Company limited to $520,000,000 (or U.S. Dollar Equivalent thereof) in aggregate principal amount, plus interest capitalized pursuant to Paragraph 1 hereof and plus amounts, if any, sufficient to pay premium and interest on outstanding 10.75% Senior Subordinated Notes as set forth in Paragraph 2 hereof. The Notes are issued in two tranches: (i) the tranche designated as EUR Denominated Notes limited to €125,000,000.00 (or U.S. Dollar Equivalent thereof) in the aggregate principal amount, plus interest capitalized pursuant to Paragraph 1 hereof and plus amounts, if any, sufficient to pay premium and interest on outstanding EUR Denominated Notes as set forth in Paragraph 2 hereof and (ii) the tranche designated as US$ Denominated Notes limited to $353,335,000.00 in the aggregate principal amount, plus interest capitalized pursuant to Paragraph 1 hereof and plus amounts, if any, sufficient to pay premium and interest on

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outstanding US$ Denominated Notes as set forth in Paragraph 2 hereof; provided, however, that all Notes issued under the Indenture vote and consent together on all matters (as to which any of such Notes may vote or consent) as one tranche and no tranche of Notes has the right to vote or consent as a separate tranche on any matter. Except as stated in the Indenture, any Note issued in exchange, substitution or replacement for any other Note may only be of the same tranche as the Note being so exchanged, replaced or substituted for.

The payment of principal and interest on the 10.75% Senior Subordinated Notes is unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors.

(5)           Optional Redemption.

(f)         The Notes may be redeemed in whole or in part, at any time prior to June 30, 2012, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to the 100% of the Current Accretion Amount of the Notes redeemed plus the Applicable Premium multiplied by the Current Accretion Amount (as defined below) as of, and accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

For the purposes hereof, “Current Accretion Amount” shall mean the sum of (x) the then outstanding principal principal amount of the Notes being redeemed (including all the interest previously added to the principal of the Notes), and (y) to the extent such redemption occurs prior to June 30, 2010, if a portion of the accrued and unpaid interest on the Notes as of the Interest Payment Date immediately prior to the redemption date was capitalized on such interest payment date as permitted by Paragraph 1 above, that same portion of accrued and unpaid interest on the Notes to the redemption date that may be permitted to be capitalized on the next Interest Payment Date.

(g)        The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after June 30, 2012, upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the Current Accretion Amount to be redeemed) set forth below, plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning June 30 of the years indicated below:

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Year	Redemption Price
2012	105.375%
2013	102.6875%
2014 and thereafter	100%

(h)           In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, prior to June 30, 2012, the Company may on one or more occasions, with the net cash proceeds of one or more Equity Offerings, redeem up to 40% of the aggregate principal amount of the outstanding Notes at a Redemption Price of 110.75% of the Current Accretion Amount thereof, plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, thereon to the date of redemption; provided that at least 60% of the aggregate principal amount of Notes originally issued on the Issue Date remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by Parent and its Affiliates) and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

(i)            Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

(j)            Each redemption must relate to an aggregate principal amount of Notes of $€5.0 million or, if lower, the remaining principal amount of the Notes then outstanding.

(6)           Mandatory Redemption. Except as set forth below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the 10.75% Senior Subordinated Notes. If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of the first accrual period ending after the fifth anniversary of the Notes’ issuance, the Issuer will be required to redeem for cash a portion of each Note then outstanding equal to the Mandatory Principal Redemption Amount. The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to the AHYDO redemption date pursuant to any other provision of this Indenture will alter the Issuer’s obligation to make the Mandatory Principal Redemption with respect to any Notes that remain outstanding on the AHYDO redemption date.

(7)           Repurchase at Option of Holder.

(a)           Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to €50,000 or integral

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multiples of €1,000 in excess thereof) of such Holder’s 10.75% Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate Current Accretion Amount thereof plus accrued and unpaid interest not included in the calculation of the Current Accretion Amount and Additional Interest, if any, thereon to the date of purchase. The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b)           Upon the occurrence of certain Asset Sales, the Company may be required to offer to purchase Notes. The Asset Sale Offer shall be made in accordance with Sections 3.9 and 4.10 of the Indenture.

(c)           Holders of the 10.75% Senior Subordinated Notes that are the subject of an offer to purchase will receive notice of a Change of Control Offer or an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such 10.75% Senior Subordinated Notes purchased by completing the form titled “Option of Holder to Elect Purchase” appearing below.

(8)           Notice of Redemption. Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose 10.75% Senior Subordinated Notes are to be redeemed at its registered address. 10.75% Senior Subordinated Notes in denominations larger than €50,000 may be redeemed in part but only in minimum denominations of €50,000 and integral multiples of €1,000 thereof, unless all of the 10.75% Senior Subordinated Notes held by a Holder are to be redeemed. On and after the redemption date, interest will cease to accrue on the 10.75% Senior Subordinated Notes or portions hereof called for redemption.

(9)           Subordination. The Notes are unsecured obligations of the Company and subordinated in right of payment, to the extent and in the manner set forth in the Indenture, to the prior payment of all Senior Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed. Each Guarantee by a Guarantor is subordinated  and junior to the same extent and in the same manner as the Notes are subordinated and junior to the Senior Indebtedness of the Company. Each Holder, by his acceptance hereof agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purposes.

(10)         Successor Entity. When a successor entity assumes, in accordance with the Indenture, all of the obligations of its predecessor under the Notes and the Indenture and immediately before and after such transaction no Event of Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

(11)         Denominations, Transfer, Exchange. The 10.75% Senior Subordinated Notes are in registered form without coupons in initial denominations of €50,000 and integral multiples of €1,000 thereof. The transfer of the 10.75% Senior Subordinated Notes may be registered and the

A2-10

10.75% Senior Subordinated Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any 10.75% Senior Subordinated Note or portion of a 10.75% Senior Subordinated Note selected for redemption, except for the unredeemed portion of any 10.75% Senior Subordinated Note being redeemed in part. Also, it need not exchange or register the transfer of any 10.75% Senior Subordinated Notes for a period of 15 days before a selection of 10.75% Senior Subordinated Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(12)         Persons Deemed Owners. The registered holder of a 10.75% Senior Subordinated Note may be treated as its owner for all purposes.

(13)         Amendment, Supplement and Waiver. Subject to the following paragraphs, the Indenture and the 10.75% Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding 10.75% Senior Subordinated Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the 10.75% Senior Subordinated Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the outstanding 10.75% Senior Subordinated Notes.

Notwithstanding Section 9.2 of the Indenture, without the consent of any Holders, the Company, the Guarantors, if any, and the Trustee, at any time and from time to time, may amend or supplement the Indenture for any of the following purposes:

(1)           to cure any ambiguity, mistake, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Notes or any Guarantee;

(4)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)           to secure the Notes;

(6)           to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, as amended;

(7)           to add a Guarantee of the Notes; or

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(8)           to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders under the Indenture or the Notes, including the definitions herein; provided, however, that no such amendment or supplement shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)           reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Notes issued thereunder (other than provisions relating to Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(3)           reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of such Notes issued thereunder by the holders of at least a majority in aggregate principal amount of such Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than that stated in the Notes;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)           waive a redemption payment with respect to any Note issued thereunder (other than a payment required by Sections 3.9, 4.10 and 4.14 except as set forth in item (10) below);

(8)           make any change in the ranking, priority or subordination provisions of any Note that would adversely affect the Holders of such Notes;

(9)           modify the Guarantees in any manner adverse to the Holders of the Notes;

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(10)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11)         make any change in the preceding amendment and waiver provisions.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture and its consequences, except a Default:

(10)         in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer which has been made by the Company), or

(12)         in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

It shall not be necessary for the consent of the Holders of Notes under Section 9.2 of the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under Section 9.2 of the Indenture becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

(14)         Defaults and Remedies. Events of Default include:

(1)           the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not such payment is prohibited by Article X of the Indenture;

(2)           the Company defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by Article X of the Indenture;

(3)           the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clause (1) or (2) above), whether or not such payment is prohibited by the

A2-13

subordination provisions of the Indenture, and such default or breach continues for a period of 60 days after the notice specified below;

(4)           a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) in the case of any such default under the Senior Indebtedness only, such default either (1) results from the failure to pay any such Senior Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Senior Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default or, in the case of any other such Senior Indebtedness, in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)           the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable;

(6)           the occurrence of any event of default under any Indebtedness that ranks pari passu with the Notes or Subordinated Indebtedness of the Company or any Restricted Subsidiary, if the total amount of such Indebtedness as to which a Default or Event of Default has occurred exceeds $30.0 million or its foreign currency equivalent,

(7)           until the Disposition Date (unless waived by the GSMP Group), (A) the failure of any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Company or by any of its officers or employees in any statement or certificate at any time given by or on behalf of the Company in writing pursuant to the Note Purchase Agreement to be true and correct in any material respect on the date as of which made or (B) default in the performance of, or breach of any covenant, warranty or other agreement contained in, the Note Purchase Agreement and such default or breach continues for a period of 30 days;

(8)           the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms

A2-14

hereof) or Parent or any Guarantor denies or disaffirms its obligations under this Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture; or

(9)           (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)           makes a general assignment for the benefit of its creditors, or

(e)           generally is not paying its debts as they become due;

(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(b)           appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(c)           orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”) and the same shall immediately become due and payable; provided that, so long as any Indebtedness permitted to be incurred under this Indenture as part of the Credit Agreement or any series of the Senior Notes shall be outstanding, no such acceleration shall be effective until the earlier of:

A2-15

(1)           acceleration of any such Indebtedness under the Credit Agreement and the Senior Notes, and

(2)           five (5) Business Days after the giving of written notice of such acceleration to the Company and each Representative under the Credit Agreement and the trustee under the Senior Indenture.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in this Indenture.

In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

If an Event of Default specified in clause (8) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

If, at any time prior to the Disposition Date, unless waived by the GSMP Group, a Default in the payment when due of interest on, principal of, or premium, if any, on, the Notes or an Event of Default has occurred and is continuing, then in each case the Notes will accrue interest at the stated interest rate on the Notes plus the Default Interest Rate until the earlier of such time as no such Default or such Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable) or the Disposition Date. At any other time, any amounts payable under or in respect of the Notes not paid when due will accrue interest at the stated interest rate on the Notes plus the Default Interest Rate until such time as such amounts are paid in full, including any interest thereon (to the extent that the payment of such overdue interest shall be legally enforceable). Default interest shall be payable in cash on demand and, to the extent applicable, in accordance with Section 2.12 of the Indenture.

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(15)         Currency Provisions. (i) EUR are the sole currency of account and payment for all sums payable by the Company and the Guarantors under or in connection with the EUR Denominated Notes, the Guarantees of the EUR Denominated Notes or this Indenture to the extent it relates to the EUR Denominated Notes, including damages related thereto. Any amount received or recovered in a currency other than EUR by a Holder of EUR Denominated Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the EUR amount, which the recipient is able to purchase with the amount so received or recovered in EUR on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If EUR amount is less than the EUR amount expressed to be due to the recipient under the applicable Notes, the Company shall indemnify it against any loss sustained by it as a result of such shortfall. In any event, the Company and the Guarantors shall indemnify the recipient against the cost of making any such purchase.

(ii)           The Indenture contains provisions governing currency conversions for purposes of obtaining or enforcing a judgment in a different currency.

(16)         Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors or their respective Affiliates, and may otherwise deal with the Company, the Guarantors or their respective Affiliates, as if it were not the Trustee.

(17)         No Recourse Against Others. No director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator, past, present or future, of the Company, any of its Subsidiaries or any of its direct or indirect parent companies as such or in such capacity, shall have any personal liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, unitholder, member, general or limited partner or incorporator.

(18)         Authentication. This 10.75% Senior Subordinated Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(19)         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TENENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)         CUSIP Numbers, ISIN Numbers and Common Codes. The Company has caused CUSIP numbers, ISIN numbers and/or Common Codes to be printed on the Notes and the Trustee may use CUSIP numbers, ISIN numbers or Common Codes in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers or

A2-17

codes either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(21)         Registration Rights. The Notes are entitled to the benefits of a registration rights agreement to be executed in connection with the issuance of Notes.

(22)         Successor Entity.  When a successor entity assumes, in accordance with the Indenture, all of the obligations of its predecessor under the Notes and the Indenture, and immediately after such transaction, no Event of Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

VWR Funding, Inc. (formerly known as CDRV Investors, Inc.)

1310 Goshen Parkway

West Chester, PA 19380
Facsimile:  (610) 431-1700

Attention:  Chief Financial Officer

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ASSIGNMENT FORM

To assign this 10.75% Senior Subordinated Note, fill in the form below:  (I) or (we) assign and transfer this 10.75% Senior Subordinated Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this 10.75% Senior Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this 10.75% Senior Subordinated Note)

Signature guarantee:

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 10.75% Senior Subordinated Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the box below:

[  ] Section 4.10     [  ] Section 4.14

If you want to elect to have only part of the 10.75% Senior Subordinated Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:  €

Date:

Your Signature:
(Sign exactly as your name appears on the 10.75% Senior Subordinated Note)

Tax Identification No.:

Signature guarantee:

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SCHEDULE OF EXCHANGES OF 10.75% Senior Subordinated Notes

The following exchanges of a part of this Global Note for other 10.75% Senior Subordinated Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease (or Increase)	Signature of Authorized Officer of Note Custodian

A2-21

EXHIBIT B

FORM OF NOTATIONAL GUARANTEE

The Guarantors listed below (hereinafter referred to as the “Guarantors,” which term includes any successors or assigns under that certain Indenture, dated as of June 29, 2007 (as amended and supplemented from time to time, the “Indenture”), by and among Varietal Distribution Merger Sub, Inc., VWR Funding, Inc. (formerly known as CDRV Investors, Inc.), the Trustee, Deutsche Bank Trust Company Americas, and Deutsche Bank AG, London Branch, and the Guarantors party thereto, have guaranteed the Notes and the obligations of the Company under the Indenture, which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 10.75% Senior Subordinated Notes due 2017 (the “Notes”) of the Company, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article XI of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of each Guarantor to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XI of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

No stockholder, employee, officer, director, unitholder, member or incorporator, as such, past, present or future of each Guarantor shall have any liability under this Guarantee by reason of his or its status as such stockholder, employee, officer, director, unitholder, member or incorporator.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and not of collection.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. The Obligations of each Guarantor under its Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

B-1

THE TERMS OF ARTICLE XI OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

Dated as of

[Guarantor]

By:
Name:
Title:

(SEAL)

B-2

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

VWR Funding, Inc. (formerly known as CDRV Investors, Inc.)

1310 Goshen Parkway

West Chester, PA 19380
Facsimile:  (610) 431-1700

Attention:  Chief Financial Officer

[For all US$ Denominated Notes]

[CUSTODIAN]
[ADDRESS OF CUSTODIAN]
Facsimile: [              ]
Attention: [              ]

[For all EUR Denominated Notes]

[CUSTODIAN]
[ADDRESS OF CUSTODIAN]
Facsimile: [              ]
Attention: [              ]

Re:  VWR Funding, Inc. (formerly known as CDRV Investors, Inc.) (the “Company”) 10.75% Senior Subordinated Notes due 2017 (the “Notes”)

Reference is hereby made to the Indenture, dated as of June 29, 2007 (the “Indenture”), by and among Varietal Distribution Merger Sub, Inc., VWR Funding, Inc. (formerly known as CDRV Investors, Inc.), the Trustee, Deutsche Bank Trust Company Americas, and Deutsche Bank AG, London Branch. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $[€] in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR A RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Certificated Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Certificated Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [    ] such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will no longer be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Global Notes, on Restricted Certificated Notes and in the Indenture.

(c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will not be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Global Notes or Restricted Certificated Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i) [ ] 144A Global Note (CUSIP 918436 AB2(3)/Common Code 030928687(4)), or

(ii) [ ] Regulation S Global Note (CUSIP U9291U AB5(3)/Common Code 030928679(4)), or

(b)	[ ] a Restricted Certificated Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

[ ] 144A Global Note (CUSIP 918436 AB2(3)/Common Code 030928687(4)), or

(a) [ ] a beneficial interest in the:

(i)[ ] 144A Global Note (CUSIP 918436 AB2(3)/Common Code 030928687(4)), or

(ii) [ ] Regulation S Global Note (CUSIP U9291U AB5(3)/Common Code 030928679(4)), or

(iii)[ ] Unrestricted Global Note (CUSIP/Common Code [ ](3) [ ](4)); or

(b) [ ] a Restricted Certificated Note; or

(c) [ ] an Unrestricted Certificated Note, in accordance with the terms of the Indenture.

(3) US$ Denominated Notes.

(4) EUR Denominated Notes.

EXHIBIT D

FORM OF CERTIFICATE OF EXCHANGE

VWR Funding, Inc. (formerly known as CDRV Investors, Inc.)

1310 Goshen Parkway

West Chester, PA 19380
Facsimile:  (610) 431-1700

Attention:  Chief Financial Officer

[For all US$ Denominated Notes]

[CUSTODIAN]
[ADDRESS OF CUSTODIAN]
Facsimile: [              ]
Attention: [              ]

[For all EUR Denominated Notes]

[CUSTODIAN]
[ADDRESS OF CUSTODIAN]
Facsimile: [              ]
Attention: [              ]

Re:  VWR Funding, Inc. (formerly known as CDRV Investors, Inc.) (the “Company”) 10.75% Senior Subordinated Notes due 2017 (the “Notes”)

Reference is hereby made to the Indenture, dated as of June 29, 2007 (the “Indenture”), by and among Varietal Distribution Merger Sub, Inc., VWR Funding, Inc. (formerly known as CDRV Investors, Inc.), the Trustee, Deutsche Bank Trust Company Americas, and Deutsche Bank AG, London Branch. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                            (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $[€]                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME TRANCHE. In connection with the Exchange of the

Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note of the same tranche in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME TRANCHE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Certificated Note of the same tranche, the Owner hereby certifies (i) the Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OF THE SAME TRANCHE. In connection with the Owner’s Exchange of a Restricted Certificated Note for a beneficial interest in an Unrestricted Global Note of the same tranche, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE OF THE SAME TRANCHE. In connection with the Owner’s Exchange of a Restricted Certificated Note for an Unrestricted Certificated Note of the same tranche, the Owner hereby certifies (i) the Unrestricted Certificated Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Certificated Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted

Certificated Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OF THE SAME TRANCHE OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES OF THE SAME TRANCHE

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE OF THE SAME TRANCHE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Certificated Note of the same tranche with an equal principal amount, the Owner hereby certifies that the Restricted Certificated Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Certificated Note issued will continue to be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Certificated Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE OF THE SAME TRANCHE. In connection with the Exchange of the Owner’s Restricted Certificated Note for a beneficial interest in the [CHECK ONE] [            ] 144A Global Note [            ] Regulation S Global Note of the same tranche, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers and are dated                            .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                                   (the “Guaranteeing Subsidiary”), a subsidiary of VWR Funding, Inc. (formerly known as CDRV Investors, Inc.), a Delaware corporation (the “Company”), Law Debenture Trust Company of New York, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of Varietal Distribution Merger Sub, Inc., as predecessor by merger to the Company, the Company, Deutsche Bank Trust Company Americas, and Deutsche Bank AG, London Branch (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 29, 2007, providing for the issuance of an $520,000,000 (or U.S. Dollar Equivalent thereof) aggregate principal amount of 10.75% Senior Subordinated Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a)           Along with all Guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)             the principal of and interest, premium, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the

Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)            in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors and the Guaranteeing Subsidiary shall be jointly and severally obligated to pay the same immediately. This is a guarantee of payment and not a guarantee of collection.

(b)           The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)           The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)           This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)           If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors (including the Guaranteeing Subsidiary), or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)            The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)           As between the Guaranteeing Subsidiary, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Subsidiary for the purpose of this Guarantee.

(h)           The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.

(i)            Pursuant to Section 11.4 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guaranteeing Subsidiary under this Guarantee will not constitute a fraudulent transfer or conveyance.

(j)            This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation, reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k)           In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)            This Guarantee shall be a general unsecured senior subordinated obligation of such Guaranteeing Subsidiary, ranking pari passu with any other future Senior Indebtedness of the Guaranteeing Subsidiary, if any.

(m)          Each payment to be made by the Guaranteeing Subsidiary in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3)           Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)           Merger, Consolidation or Sale of All or Substantially All Assets.

(a)           Except as otherwise provided in Section 11.5 of the Indenture, the Guaranteeing Subsidiary may not consolidate or merge with or into or wind up into (whether or not the Company or Guaranteeing Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)            (A) the Guaranteeing Subsidiary is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Guaranteeing Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Guaranteeing Subsidiary, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Guaranteeing Subsidiary or such Person, as the case may be, being herein called the “Successor Person”);

(B)           the Successor Person, if other than the Guaranteeing Subsidiary, expressly assumes all the obligations of the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C)           immediately after such transaction, no Default exists; and

(D)          the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(ii)           the Net Proceeds of any such sale or other disposition of the Guaranteeing Subsidiary are applied in accordance with the provisions Section 4.10 of the Indenture;

(b)           Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, the Guaranteeing Subsidiary under the Indenture and the Guaranteeing Subsidiary’s Guarantee. Notwithstanding the foregoing, the Guaranteeing Subsidiary may merge into or transfer all or part of its properties and assets to another Guarantor or the Company.

(5)           Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Company or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, in the event that:

(A)          any sale, disposition or other transfer (including through merger or consolidation) of (x) Capital Stock of the Guaranteeing Subsidiary if after such sale, disposition or other transfer the Guaranteeing Subsidiary is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of the Guaranteeing Subsidiary, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(B)           the Company designates the Guaranteeing Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(C)           the release or discharge of the guarantee by the Guaranteeing Subsidiary of all of the Indebtedness (other than the Senior Notes (to the extent the Senior Notes are outstanding)) of the Company or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes; or

(D)          the Company exercises its legal defeasance option or its covenant defeasance option pursuant to
Sections 8.2 or 8.3 or if its obligations under the Indenture are discharged in accordance with the terms of this Indenture; or

(E)           the Guaranteeing Subsidiary is also a guarantor or borrower under the Credit Agreement as in effect on the Issue Date and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Credit Agreement (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clause (6), (7), (8), (9), (11), (16) or (19) of the definition of “Permitted Debt” and (z) does not guarantee any Indebtedness of the Company or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Upon delivery by the Guaranteeing Subsidiary to the Trustee of an Officer’s Certificate and an Opinion of Counsel, to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guaranteeing Subsidiary from its obligations under its Guarantee.

(6)           No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(7)           Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(8)           Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(9)           Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(10)         The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(11)         Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Company in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 11.1 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under the Indenture or the Notes shall have been paid in full.

(12)         Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13)         Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:
Name:
Title: